Exhibit 10.36
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2
ASSET PURCHASE AGREEMENT
by and between
GALENA BIOPHARMA, INC.
and
MIDATECH PHARMA PLC
DECEMBER 17, 2015

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS1
Section 1.01Definitions.    1
Section 1.02Interpretation    8
ARTICLE II PURCHASE AND SALE OF ACQUIRED ASSETS9
Section 2.01Purchase and Sale.    9
Section 2.02Assumed Liabilities    10
Section 2.03Excluded Liabilities    11
Section 2.04No Offset    12
ARTICLE III CLOSING12
Section 3.01Closing.    12
Section 3.02Purchase Price    13
Section 3.03Net Sales Milestone Payments    14
Section 3.04Section 3.03. Inventory Adjustment.    15
ARTICLE IV CONDITIONS TO CLOSING16
Section 4.01Conditions to Obligations of Purchaser    16
Section 4.02Conditions to Obligation of Seller    17
Section 4.03Frustration of Closing Conditions    18
ARTICLE V REPRESENTATIONS AND WARRANTIES OF SELLER18
Section 5.01Organization; Authority    18
Section 5.02No Conflicts; Consents.    18
Section 5.03Acquired Assets.    19
Section 5.04Intellectual Property.    19
Section 5.05Transferred Contracts    20
Section 5.06Litigation    20
Section 5.07Brokers or Finders    21
Section 5.08Tax Matters.    21
Section 5.09Product Liability    21
Section 5.10Inventory    22
Section 5.11Compliance with Law    22
Section 5.12Permits    22
Section 5.13Regulatory Matters.    22
Section 5.14Solvency    24
Section 5.15Financial Statements    24
Section 5.16Material Information    24
ARTICLE VI COVENANTS OF SELLER24
Section 6.01Access    24
Section 6.02Other Covenants    24
Section 6.03Payment of Indebtedness    25
Section 6.04Exclusivity    25
Section 6.05Inventory    25
Section 6.06SEC Reports    25
Section 6.07Competing Product    26
ARTICLE VII REPRESENTATIONS AND WARRANTIES OF PURCHASER26
Section 7.01Authority    26
Section 7.02No Conflicts; Consents.    26
Section 7.03Litigation    27
Section 7.04Availability of Funds    27
Section 7.05Brokers or Finders    27
ARTICLE VIII COVENANTS OF PURCHASER28
Section 8.01Advise Seller    28
Section 8.02Records.    28
Section 8.03DISCLAIMER    28
ARTICLE IX MUTUAL COVENANTS29
Section 9.01Efforts.    29
Section 9.02Bulk Transfer Laws    29
Section 9.03Transfer Taxes    29
Section 9.04Purchase Price Allocation.    29
Section 9.05Recordation of Transferred Intellectual Property    30
Section 9.06Confidentiality and Confidential Information.    30
Section 9.07NDC, UPC, Excluded Trademarks and Seller Names.    32
Section 9.08Channel Liabilities    32
Section 9.09Adverse Experience Reports    34
Section 9.10Response to Medical Inquiries and Products Complaints    34
Section 9.11Recall    35
Section 9.12Post-Closing Orders and Payments.    35
Section 9.13Notification of Customers    35
Section 9.14Assistance with Purchaser Regulatory Filings; Transfer of NDAs.    35
ARTICLE X INDEMNIFICATION36
Section 10.01Indemnification by Seller    36
Section 10.02Indemnification by Purchaser    37
Section 10.03Indemnification Procedure.    37
Section 10.04Procedures Related to Indemnification for Other Claims    38
Section 10.05Losses Net of Insurance, Tax Benefits    38
Section 10.06Limitation on Indemnification.    39
Section 10.07Termination of Indemnification.    39
Section 10.08Tax Treatment of Indemnification Payments    40
Section 10.09No Setoff    40
Section 10.10No Double Recovery    40
ARTICLE XI TERMINATION40
Section 11.01Termination    40
Section 11.02Purchaser Termination Fee    Error! Bookmark not defined.
Section 11.03Return of Confidential Information    41
Section 11.04Effect of Termination    41
ARTICLE XII MISCELLANEOUS42
Section 12.01Assignment    42
Section 12.02Non-Waiver    42
Section 12.03No Third-Party Beneficiaries    42
Section 12.04Severability    42
Section 12.05Entire Agreement; Amendments    43
Section 12.06Notices    43
Section 12.07Public Announcements    44
Section 12.08Governing Law; Forum    45
Section 12.09WAIVER OF JURY TRIAL    45
Section 12.10Expenses    45
Section 12.11Relationship of the Parties    45
Section 12.12Counterparts    46

Exhibits
Exhibit 2.01(a)(i)    -    Transferred Intellectual Property
Exhibit 2.01(a)(ii)    -    Transferred FDA Permits
Exhibit 2.01(a)(iv)    -    Transferred Contracts
Exhibit 2.01(a)(v)    -    Inventory
Exhibit 3.01(b)(i)(ii)    -    Form of Bill of Sale
Exhibit 3.01(b)(ii)    -    Form of Assignment and Assumption Agreement
Schedules
Schedule 4.01(f)    -    MonoSol License Agreement Amendment
Schedule 4.01(h)    -    Closing Consents
Schedule 5.02(a)    -    Third Party Consents
Schedule 5.02(a)    -    Governmental or Regulatory Approvals
Schedule 5.03         -    Retained Assets
Schedule 5.05         -    Transferred Contracts
Schedule 5.12        -    Permits

ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 17, 2015, is made by and between GALENA BIOPHARMA, INC., a Delaware corporation (“Seller”), and MIDATECH PHARMA PLC, a public limited company organized under the laws of England and Wales with registered number 09216368 (“Purchaser”). Seller and Purchaser are sometimes individually referred to herein as a “Party” and are sometimes collectively referred to herein as the “Parties”. Capitalized terms not otherwise defined in the text of this Agreement shall have the meanings set forth in Article I of this Agreement.
WITNESSETH:
WHEREAS, Seller is the licensee of certain patents and know-how relating to the proprietary product for anti-emetic treatment marketed as Zuplenz® in the United States that contains ondansetron as its sole active ingredient and is approved under its product NDA (“Zuplenz” and also referred to herein as the “Product”);
WHEREAS, Seller desires to sell, and Purchaser desires to purchase from Seller, certain assets of Seller related exclusively to Zuplenz in the Territory, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, Seller desires to assign, and Purchaser desires to assume from Seller, certain contracts of Seller relating exclusively to Zuplenz in the Territory, upon the terms and subject to the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants herein set forth, and intending to be legally bound hereby, the Parties hereby agree as follows:
Article I

DEFINITIONS
Section 1.01    Definitions.
(a)    For purposes of this Agreement, the following terms shall have the corresponding meanings set forth below:
“Acquisition” means the consummation of the transactions contemplated by this Agreement and the Other Acquisition Documents.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and for the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
“Business Day” means a day other than Saturday or Sunday or a day on which banks in London, England or the State of Delaware are required to be closed.
“Closing Consideration” means $3,750,000.
“Closing Date Inventory” means the quantities of Inventory as of the Closing Date.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Competing Product” means any oral soluble film product indicated for chemotherapy induced nausea and vomiting, radiotherapy induced nausea and/or vomiting or post-operative nausea and vomiting.
“Confidential Information” shall have the meaning set forth in the Confidentiality Agreement.
“Confidentiality Agreement” means that certain Mutual Confidential Disclosure Agreement between the Parties dated October 8, 2015.
“Contracts” means all leases (whether for real or personal property), subleases, indentures, licenses, agreements, contracts, subcontracts, purchase orders, instruments, notes, options, warranties, commitments and all other legally binding arrangements, whether written or oral.
“Dollars” and “$” mean lawful currency of the United States of America.
“Excluded Trademarks” shall mean, whether registered or unregistered, all trademarks, trade dress, service marks, service names, brand marks, trade names, brand names, logos, business symbols, slogans or other designations of origin and all registrations, registration applications and rights relating thereto, other than the trademarks included in the Transferred Intellectual Property.
“FDA” means the United States Food and Drug Administration.
“FDA Act” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended.
“Final Closing Date Inventory” means Closing Date Inventory (i) as shown in Purchaser’s calculation delivered pursuant to Section 3.04(a) if no notice of disagreement with respect thereto is duly delivered pursuant to Section 3.04(b); or (ii) if such a notice of disagreement is delivered, (A) as agreed by Purchaser and Seller pursuant to Section 3.04(c) or (B) in the absence of such agreement, as shown in the Independent Auditor’s calculation delivered pursuant to Section 3.04(c)
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time and consistently applied.
“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, agency, commission, official or other instrumentality of any country, federal, state, county, city or other political subdivision, foreign or domestic, including without limitation the FDA, the SEC, the United Kingdom Financial Conduct Authority, the London Stock Exchange plc, the AIM Market of the London Stock Exchange plc, the NASDAQ Stock Market LLC and any other governmental or regulatory instrumentality with responsibility for granting any licenses, registrations or regulatory approvals.
“Health Law” means any Law the purpose of which is to ensure the safety, efficacy and quality of medicines by regulating the research, development, manufacturing, commercialization and distribution of these products, including Laws relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing compliance and approval, good manufacturing practices, labeling, advertising, privacy, promotional practices, pricing, safety surveillance, record keeping and filing of required reports, including the FDA Act, the Comprehensive Drug Abuse Prevention and Control Act of 1970, the Controlled Substances Act, the Patient Protection and Affordable Care Act, the Health Insurance Portability and Accountability Act of 1996, the Public Health Service Act, as amended, and applicable regulations issued by a Governmental or Regulatory Authority.
“Income Tax” means any federal, state, local, or non-U.S. income tax, including any interest, penalty, or addition thereto, whether disputed or not.
“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Insolvent” means that the fair value of the assets of the relevant Person, at a fair valuation, exceeds the sum of the debts and other Liabilities of such Person.
“Intended Use” means the distribution, marketing, sale, and manufacture of Zuplenz in the Territory.
“Inventory” means the inventory of Zuplenz owned by Seller or its Subsidiaries, including, but not limited to, the existing finished quantities, work in process, raw materials, constituent substances, materials (including but not limited to, packaging materials and other collateral), stores and supplies, as well as any trade, sample or prototype inventories owned by Seller and its Subsidiaries of the Product in the Territory, as set forth on Exhibit 2.01(a)(v). For purposes of “Purchaser Closing Date Inventory Adjustment Amount,” “Inventory” means all items of inventory with an expiration date of no less than 24 months following the Closing Date and in quantities no less than the quantities set forth on Exhibit 2.01(a)(v).
“Law” means, individually and collectively, all laws, statutes, rules, regulations, ordinances, directives and other pronouncements or orders of any kind whatsoever of any Governmental or Regulatory Authority within the applicable jurisdiction.
“Legal Proceeding” means any claim, action, suit, case, litigation, proceeding, charge, criminal prosecution, judicial, governmental or regulatory investigation, arbitration, mediation or alternative dispute resolution proceeding.
“Liabilities” means, without limitation, any direct or indirect liability, indebtedness, claim, assessment, loss, damages (compensatory, punitive or other), obligation, deficiency, guaranty, endorsement, commitment, reimbursement, cost and expenses of any kind or nature, whether accrued, absolute, asserted, unasserted, choate, inchoate, actual, contingent, matured, unmatured, liquidated, unliquidated, secured, unsecured, present or future, known or unknown.
“Licensed Intellectual Property” means all intellectual property rights in the
Territory licensed to Seller or any Seller Affiliate pursuant to the MonoSol License Agreement, including, but not limited to each of (i) United States Patent Number 8,580,830 and (ii) United States Patent Number 9,095,577, including any divisions, continuations, reissues and reexaminations based upon any patent application with common priority thereto.
“Liens” means any and all liens, pledges, hypothecations, claims, encumbrances, security interests, mortgages, restrictions, options or charges of any nature.
“Marketing and Reference Materials” means (i) written records of marketing research materials owned or controlled by Seller which relate exclusively to the Product in the Territory, and (ii) written manuals and reference guides owned or controlled by Seller relating to the handling of reports of adverse events related to the Product in the Territory.
“Material Adverse Effect” means any event, condition, change, circumstance, development or state of facts, individually or in the aggregate, that has, or could reasonably be expected to have a material, adverse effect on the Acquired Assets, but excluding the events or effects of: (i) changes to the pharmaceutical industry and markets in which Purchaser or Seller operate, to the extent such changes do not have a disproportionately adverse effect on the Acquired Assets; (ii) changes in the United States, United Kingdom or world financial markets in general; (iii) changes arising in connection with earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to an Acquired Asset; or (v) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the transactions contemplated by this Agreement.
“Medicaid Rebates” means all state and federal Medicaid rebates and reimbursements related to the Products.
“MonoSol License Agreement” means that certain License Agreement by and between Seller and MonoSol Rx LLC dated July 17, 2014, assigned to Purchaser as one of the Transferred Contracts hereunder, as the same shall be amended in accordance with Schedule 4.01(f).
“NDA” means a New Drug Application or supplemental New Drug Application, as defined in the United States Federal Food, Drug and Cosmetic Act.
“NDC Number” shall mean the national drug code number associated with the Product.
“Net Sales” means, for any period, the aggregate of the gross amounts invoiced or otherwise billed, charged or received by a Selling Person for the arms’ length sale or other commercial disposition to non-Affiliates of such Selling Person of a Product (whether such Selling Person has the right to sell Zuplenz), less the following deductions to the extent specifically related to a Product and actually allowed, incurred or paid during such period: (i) reasonable cash discounts, returns, allowances, rebates, or chargebacks; (ii) sales, value-added, excise taxes, tariffs and duties, and other taxes directly related to the sale (but excluding income or net profit taxes or franchise taxes of any kind); (iii) Medicaid and other reimbursement related rebates, co-pay reimbursements, product cost per unit paid to the manufacturer on a delivered basis, including freight and duty costs, distribution and wholesaler fee for service; and (iv) amounts allowed or credited on returns, provided that all of the foregoing deductions are incurred in the ordinary course and calculated in accordance with GAAP during the applicable calculation period throughout the Selling Person’s organization. All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to a Product and other products or services of a Selling Person, such that a Product does not bear a disproportionate portion of such deductions. Any disposal of a Product at no charge for, or use without charge in, clinical or preclinical trials (but excluding post-approval clinical trials for which compensation is received by the Selling Person), given as free samples, or distributed at no charge to patients unable to purchase the same shall not be included in Net Sales, in each case, except to the extent that a Selling Person has received any consideration for such Product.
For sake of clarity and avoidance of doubt, the transfer of a Product by a Selling Person or one of its Affiliates to another Affiliate of such Selling Person or to a sub-licensee of such Selling Person for resale shall not be considered a sale; in such cases, Net Sales shall be determined based on the amount invoiced or otherwise billed by such Affiliate or sub-licensee to an independent Third Party, less the Net Sales deductions allowed under this definition.
In the case of any sale of a Product for value other than in an arm’s length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be calculated based on the fair market value of the non-cash consideration received in connection with such sale and based on the full list price for non-arm’s length transactions. If a Product is sold together with another product and not separately invoiced or billed, the Parties shall agree upon the appropriate allocation of the amount received in consideration for the applicable Product, which allocation shall reflect the fair market value of the applicable Product and the other product.
“Other Acquisition Documents” means (i) the Bill of Sale, and (ii) the Assignment and Assumption Agreement.
“Payment Claims” means any and all payments, rebates, administrative fees or chargebacks due under any state or federal program or due to customers under any private party managed care contracts or under any other contract or program of any nature whatsoever with private parties, except for Medicaid Rebates.
“Permitted Liens” shall mean (i) Liens for Taxes not yet due, payable, delinquent or subject to penalties for non-payment, or which are being contested in good faith in the ordinary course of business by appropriate proceedings and (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehousemen’s, repairmen’s, landlords’ or other like Liens that are incurred in the ordinary course of business and are not delinquent and which are not, individually or in the aggregate, material to the Acquired Assets.
“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, Governmental or Regulatory Authority, or any other form of legal entity not specifically listed herein.
“Product Registration” means a list of all governmental authorizations granted to Seller by, or applications therefor pending with, any Governmental or Regulatory Authority in the Territory to manufacture, market, import, distribute and/or sell any of the Products in the Territory, except for those Governmental or Regulatory Authority authorizations that the failure to possess would not be material to the operation of the business related to the Products taken as a whole.
“Purchaser Closing Date Inventory Adjustment Amount” means, with respect to each item of Inventory, the product of (i) Seller’s actual cost of such item of Inventory as of the Closing Date and (ii) the difference between the quantities of such item of Inventory listed on Exhibit 2.01(a)(v) and the quantities included in the Final Closing Date Inventory.
“Purchaser Liability Cap” means an amount equal to […***…].
“Seller Closing Date Inventory Adjustment Amount” means, with respect to the Inventory, the product of (i) Seller’s actual cost of such Inventory and (ii) the difference between the quantities of such Inventory listed on Exhibit 2.01(a)(v) and the quantities included in the Final Closing Date Inventory.
“Seller Liability Cap” means an amount equal to […***…].
“Seller Names” shall mean the names and logos of Seller and any of its Affiliates.
“Seller’s Knowledge” means the actual knowledge of the following individuals, after such individuals have made reasonable due inquiry: Mark Schwartz, Joseph Lasaga, Christopher Lento, Ryan Dunlap, Nate Ide, James Datz and Pat Murphy.
“Selling Person” means the Purchaser, each of its Affiliates and each (A) licensee, sub-licensee, assignee or other grantee of rights from Purchaser or any of its Affiliates or another Selling Person to market or sell Zuplenz, (B) buyer, transferee or assignee of any Transferred Intellectual Property or Licensed Intellectual Property from Purchaser or its Affiliates or another Selling Person, or (C) any Affiliate of the foregoing.
“Tax” or “Taxes” means all federal, state, local and foreign income, payroll, withholding, excise, value added, sales (including bulk sales), use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or unemployment), disability, transfer, registration, alternative or add-on minimum, estimated or capital stock and franchise and other taxes and assessments of any kind whatsoever, (ii)  all interest or penalties, addition to tax or additional amount imposed, assessed or collected by any Taxing Authority, in each case, regardless of whether disputed, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.
“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental or Regulatory Authority exercising any authority to impose, regulate or administer the imposition of Taxes.
“Territory” means the United States of America including its territories and possessions.
“Third Party” means any Person other than: (1) Purchaser or Seller, and (2) any Affiliates of Purchaser or Seller.
(b)    The following terms have the meanings given to such terms in the Sections set forth below:

Term	Section
Acquired Assets	2.01(a)
Additional Assumption Documents	3.01(b)(vi)
Additional Transfer Documents	3.01(c)(v)
Agreement	Recitals
Allocation	9.04(a)
Annual Net Sales Milestones	3.03(a)
Assignment and Assumption Agreement	3.01(b)(iii)
Assumed Liabilities	2.02
Bill of Sale	3.01(b)(ii)
Business Employee	8.03
Chargeback Claims	9.07(e)(i)
Claim Dispute Notice	10.04
Closing	3.01(a)
Closing Date	3.01(a)
Closing Date Inventory Statement	3.04(a)
Commercial Rebates	9.07(d)(i)(a)
Commercial Rebate Tail Period	9.07(d)(i)
Confidentiality Period	9.06(e)
Direct Claim Notice	10.04
Excluded Assets	2.01(b)
FDCA	5.13(a)
Food and Drugs Act	5.13
Government Rebate Tail Period	9.07(c)(i)(A)
Government Rebates	9.07(c)(i)
Indemnitee	10.03(a)
Indemnitor	10.03(a)(i)
Independent Auditor	8.02
Inventory	2.01(a)(iv)
Losses	10.01
NDCs	9.07
Net Sales Milestones	3.03
Non-Responsible Party	9.07(c)(ii)
Party or Parties	Recitals
Plan	5.14(a)
Product or Products	Recitals
Product Inventory List	5.11
Purchase Price	3.02
Purchaser	Recitals
Purchaser Indemnitees	10.01
Purchaser Inventory Payment	3.04(e)
Purchaser Proprietary Information	9.06(b)
Quarterly Net Sales Milestones	3.03
Regulatory Agency	5.13
Responsible Party	9.07(c)(ii)
Seller	Recitals
Seller Indemnitees	10.02
Seller Inventory Payment	3.04(e)
Seller Proprietary Information	9.06(c)
Termination Date	11.01(b)
Third Party Claim	10.03(a)
Transfer Taxes	9.03
Transferred Contracts	2.01(a)(iii)
Transferred Employees	2.02(iv)
Transferred FDA Permits	2.01(a)(ii)
Transferred Intellectual Property	2.01(a)(i)
UPCs	6.06(a)
Zuplenz	Recitals
Section 1.02    Interpretation
Article II

PURCHASE AND SALE OF ACQUIRED ASSETS
Section 2.01    Purchase and Sale.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens, all of the rights, title and interest of Seller and its Subsidiaries in, to and under the assets set forth below, whether accrued, contingent or otherwise, wherever located (collectively, the “Acquired Assets”):
(i)    the domain name and copyrights of Seller and its Subsidiaries which are related exclusively to the Product and are set forth on Exhibit 2.01(a)(i) (the “Transferred Intellectual Property”);
(ii)    all governmental, regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including Product Registration data), regulatory clearances, certificates, approvals, variances, consents and similar items of Seller and its Subsidiaries with the FDA exclusively related to the Intended Use of Zuplenz in the Territory as set forth on Exhibit 2.01(a)(ii) (the “Transferred FDA Permits”);
(iii)    to the extent transferrable, all state governmental and federal governmental (other than the Transferred FDA Permits), regulatory filings, correspondence, submissions, marketing authorizations, permits, licenses, registrations (including product registration data), regulatory clearances, certificates, approvals, variances, consents and similar items of Seller and its Subsidiaries exclusively related to the Intended Use of the Product in the Territory (“State Permits”), including those related to marketing, pricing or reimbursement approval (such listed State Permits, the “Transferred State Permits” and, together with the Transferred FDA Permits, the “Permits”);
(iv)    the Contracts set forth on Exhibit 2.01(a)(iv), including without limitation the MonoSol License Agreement (the “Transferred Contracts”), and all rights and claims of Seller arising under or with respect to the Transferred Contracts, including all rights under any warranties, indemnities and similar rights against third parties to the extent related to any Acquired Assets;
(v)    the Inventory;
(vi)    copies of (A) all current marketing and sales assets that relate exclusively to Zuplenz and (B) all books, ledgers, files, reports, data, plans, records and training materials that relate exclusively to Zuplenz;
(vii)    all claims, causes of action or other rights of the Seller, if any, arising out of any of the Acquired Assets arising before, on or after the Closing Date;
(viii)    all prepaid expenses, credits, advance payments, claims, security, rebates, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes) related to the Acquired Assets; and
(ix)    any goodwill associated with the Acquiring Assets.
(b)    Purchaser is not purchasing or acquiring, and Seller is not selling or assigning, any assets or properties of Seller or any of its Affiliates that are not specifically listed above, and all such other assets and properties shall be excluded from the Acquired Assets (the “Excluded Assets”).
Section 2.02    Assumed Liabilities. Upon the terms and subject to the conditions set forth herein, as partial consideration for the Acquired Assets, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge when due the following, but only the following, in accordance with the Assignment and Assumption Agreement, Liabilities of Seller, in each case, excluding the Excluded Liabilities (collectively, the “Assumed Liabilities”):
(a)    all Liabilities arising under or relating to the Transferred Contracts arising on or after the Closing;
(b)    all Liabilities arising under or relating to the Permits arising on or after the Closing;
(c)    all Liabilities arising out of Purchaser’s use of the Seller Names, Excluded Trademarks, UPC, NDC and the activities contemplated by Section 9.07 hereof arising on or after the Closing;
(d)    those Liabilities which are allocated to Purchaser with respect to the Channel Liabilities, as set forth in Section 9.08 hereof arising on or after the Closing; and
(e)    any Liabilities arising from or relating to the development, testing, manufacture, distribution, marketing, promotion or sale of Zuplenz in the Territory arising on or after the Closing (other than any Liability arising out of or relating to a breach of any representation or warranty made by Seller in Article V hereof occurring prior to the Closing).
Section 2.03    Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement or any of the Other Acquisition Documents, Seller acknowledges that Seller shall retain and satisfy, and Purchaser shall not assume or otherwise be responsible or liable for, any Liabilities or obligations of Seller other than the Assumed Liabilities, whether or not relating to the Acquired Assets (collectively, the “Excluded Liabilities”). For the avoidance of doubt, Excluded Liabilities shall include the following:
(a)    those Liabilities which are allocated to Seller with respect to the Channel Liabilities, as defined and set forth in Section 9.08 hereof;
(b)    any Liability arising under or relating to the Transferred Contracts arising prior to the Closing Date, including any obligation for monies due but not yet payable (including, but not limited to, royalties or milestones, as applicable) as of the Closing Date under any Transferred Contract;
(c)    any Liabilities resulting from (1) any breach or violation of any Transferred Contract by Seller occurring prior to the Closing or (2) any act or omission of Seller prior to the Closing that would have constituted a breach or violation upon notice or passage of time under any Transferred Contract;
(d)    any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of an Acquired Asset, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any Product manufactured or sold prior to the Closing Date, or any service performed by Seller prior to the Closing Date;
(e)    any recall, design defect or similar claims of any Product sold or any service performed by Seller prior the Closing Date;
(f)    any Liability resulting from or arising out of the conduct of business by Seller or any Affiliate of Seller or the ownership of the Excluded Assets, whether before, on or after the Closing;
(g)    all Liabilities for rebates or chargebacks with respect to the Product dispensed prior to the Closing Date;
(h)    any Liability of Seller for expenses or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement, the Other Acquisition Documents or the consummation (or preparation for the consummation) of the transactions contemplated hereby and thereby (including all attorneys’ and accountants’ fees and brokerage fees incurred by or imposed upon Seller);
(i)    any Liability of Seller under this Agreement or the Other Acquisition Documents;
(j)    any Taxes for which Seller is liable, including any Liability of Seller for unpaid Taxes of any Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local or foreign Law), as transferee or successor by contract or otherwise;
(k)    any Liability resulting from or arising out of any of the Excluded Assets and not specifically assumed by Purchaser as an Assumed Liability;
(l)    any Liabilities in respect of any pending or threatened Legal Proceeding arising out of, relating to or otherwise in respect of the operation of the Acquired Assets to the extent such Legal Proceeding relates to such operation on or prior to the Closing Date; and
(m)    any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Affiliates to comply with any Law.
Section 2.04    No Offset. Each of Purchaser’s and Seller’s obligations under Article II will not be subject to offset or reduction by reason of any actual or alleged breach of any representation, warranty, covenant or agreement contained in this Agreement, any Other Acquisition Document or any right or alleged right to indemnification hereunder.
Article III

CLOSING
Section 3.01    Closing.
(f)    Subject to the terms and conditions of this Agreement, the closing of the Acquisition (the “Closing”) shall be held remotely by exchange of electronic copies of the agreements, documents, certificates and other instruments set forth in Section 3.01(b) and Section 3.01(c) at 10:00 a.m. on the date which is five Business Days after the conditions to the Closing set forth in Article IV shall have been satisfied or waived (other than those conditions which by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), or on any other date as mutually agreed by the Parties. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date”. The Closing shall be deemed to be effective as of 12:00:01 a.m. Eastern Standard Time on the Closing Date.
(g)    At the Closing, Purchaser shall deliver or cause to be delivered to Seller:
(i)    an amount equal to the Closing Consideration by wire transfer of immediately available funds denominated in Dollars to a bank account designated in writing by Seller at least two Business Days prior to the Closing Date;
(ii)    an executed counterpart of the Bill of Sale, in the form attached hereto as Exhibit 3.01(b)(i) (the “Bill of Sale”);
(iii)    an executed counterpart of the assignment and assumption agreement, in the form attached hereto as Exhibit 3.01(b)(ii) (the “Assignment and Assumption Agreement”);
(iv)    such other executed instruments of transfer, conveyance, assignment, and assumption as the Seller may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of all obligations, liabilities, right, title and interest in and to the Assumed Liabilities or to give effect to the transactions set forth herein (the “Additional Assumption Documents”);
(v)    a certificate, dated as of the Closing Date, executed by an authorized officer of Purchaser, in his or her capacity as such, confirming the satisfaction of the conditions specified in Sections 4.02(b) and Section 4.02(c).
(h)    At the Closing, Seller shall deliver or cause to be delivered to Purchaser:
(i)    an executed counterpart of the Bill of Sale;
(ii)    an executed counterpart of the Assignment and Assumption Agreement;
(iii)    such other executed instruments of transfer, conveyance and assignment as the Purchaser may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Purchaser of all right, title and interest in and to the Acquired Assets or to give effect to the transactions set forth herein (the “Additional Transfer Documents”); and
(iv)    and a certificate, dated as of the Closing Date, executed by an authorized officer of Seller, in his or her capacity as such, confirming the satisfaction of the conditions specified in Section 4.01(b), Section 4.01(c) and Section 4.01(e).
(i)    Following the Closing Date, Purchaser may submit to Seller, in writing, a request for Seller to cause delivery to Purchaser of the tangible Acquired Assets. Promptly following receipt of such request, Seller shall arrange for delivery to Purchaser, at an address specified by Purchaser in writing, of such tangible Acquired Assets. For the avoidance of doubt, documents and other intangible Acquired Assets may be delivered electronically.
Section 3.02    Purchase Price. Upon the terms and subject to the conditions contained in this Agreement, as consideration for the Acquired Assets to be sold, transferred, conveyed, assigned and delivered to Purchaser pursuant to Section 3.01, Purchaser shall (i) at Closing pay to the seller an aggregate amount equal to the Closing Consideration; (ii) at the Closing, assume the Assumed Liabilities; (iii) if and to the extent earned in accordance with Section 3.03, pay the Seller the Net Sales Milestone Payment(s), and (iv) pay the Purchaser Closing Date Inventory Adjustment Amount to Seller, or Seller shall pay the Seller Closing Date Inventory Adjustment Amount to Purchaser, as provided in Section 3.04 hereof (collectively, the “Purchase Price”). For the avoidance of doubt, Purchaser shall assume Seller’s payment obligations under the Transferred Contracts, including without limitation the payment obligations under the MonoSol License Agreement (other than those payment obligations set forth in Section 7.1.1. of the MonoSol License Agreement).
Section 3.03    Net Sales Milestone Payments.
(a)    In the event that: (i) there are Net Sales of […***…] or greater in any […***…] occurring in […***…] (the “Quarterly Net Sales Milestone”), and (ii) the applicable “Annual Net Sales” dollar value set forth below is achieved during the Milestone Period (based on the Net Sales of the Product in any full calendar year) (each, an “Annual Net Sales Milestone” and, collectively, the “Annual Net Sales Milestones”), Purchaser shall, in each case, pay to Seller each of the one-time only, non-refundable, non-creditable net sales milestones (each, a “Net Sales Milestone Payment” and, collectively, the “Net Sales Milestone Payments”) in respect of the Acquired Assets as set forth below: Each Net Sales Milestone Payment shall be paid by wire transfer in immediately available funds to an account or accounts designated in writing by Seller; which payment shall be made no later than 45 days following the achievement of the Quarterly Net Sales Milestone or, for all other Net Sales Milestone Payments, following the end of the applicable calendar year; provided that more than one Net Sales Milestone Payment may become payable in the same calendar year as any other Net Sales Milestone Payment. Seller acknowledges the right to receive Net Sales Milestone Payments is not a security, shall not be represented by a certificate or other instrument and shall not represent a security or ownership interest in Purchaser, its Affiliates or any of their respective assets.

Net Sales Milestones:	Net Sales Milestone Payment:
Achievement of Quarterly Net Sales Milestone	[…***…]
Annual Net Sales
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

(b)    Commencing with the first calendar quarter following the Closing Date and continuing until the earlier to occur of (i) the payment to Seller of the Net Sales Milestone Payment with respect to the achievement of annual Net Sales of […***…] or (ii) December 31, 2022 (such period, the “Milestone Period”), within 45 days after the end of each calendar quarter, Purchaser shall deliver to Seller a statement (each, a “Net Sales Statement”) setting forth (A) the amount of Net Sales with respect to such calendar quarter and with respect to the period from January 1 of the calendar year of which such calendar quarter is a part through the end of such calendar quarter and (B) the “gross to net” adjustments with respect to the calculation of Net Sales for such calendar quarter and calendar year (which calculation shall be made in conformity with, and show the individual components of, the definition of Net Sales). For the avoidance of doubt, the Seller shall be entitled to receive a Net Sales Statement within 45 days after the end of the […***…] calendar year.
(c)    Any dispute with respect to a Net Sales Statement shall be resolved in accordance with Section 8.03(b).  If such resolution results in an adjustment to the amount payable by Purchaser to Seller pursuant to Section 3.03(a), Purchaser shall pay to Seller cash in the amount of such adjustment within five Business Days after such dispute is finally resolved, which payment shall be by wire transfer of immediately available funds to the account designated by Seller.
(d)    For the avoidance of doubt: (i) the total amount of Net Sales Milestone Payments by the Purchaser shall not exceed $26,000,000 under this Agreement; (ii) the Purchaser shall not be required to make more than […***…] for the achievement of the Quarterly Net Sales Milestone; and (iii) the Purchaser shall not be required to make more than one Net Sales Milestone Payment in respect of the achievement of any single Annual Net Sales Milestone. For example, (x) with respect to Quarterly Net Sales Milestone, if the Net Sales of the Product is equal to at least […***…] during the […***…] in calendar year […***…], the total Net Sales Milestone Payment owed would be […***…], and thereafter no further Net Sales Milestone Payments would be payable to Seller in connection with any Quarterly Net Sales Milestones achieved in any other period during calendar years […***…]and (y) with respect to the Annual Net Sales Milestones, if the Net Sales of the Product is equal to […***…] in the […***…] calendar year, the total Net Sales Milestone Payment would be […***…], and thereafter no further Net Sales Milestone Payments would be payable to Seller in connection with any Annual Net Sales Milestones achieved in […***…] calendar year during the Milestone Period.
Section 3.04    Closing Date Inventory Adjustment.
(a)    As promptly as practicable, but no later than sixty days after the Closing Date, Purchaser shall cause to be prepared and delivered to Seller a statement calculating the Closing Date Inventory (the “Closing Date Inventory Statement”).
(b)    If Seller disagrees with Purchaser’s calculation of the Closing Date Inventory set forth in the Closing Date Inventory Statement, Seller may, within ten Business Days after delivery of the Closing Date Inventory Statement, deliver a written notice to Purchaser disagreeing with such calculation and setting forth Seller’s calculation of the Closing Date Inventory. Any such notice of disagreement shall specify those items or amounts as to which Seller disagrees. If Seller does not deliver to Purchaser a written notice of disagreement within such ten Business Day period, then Sellers shall be deemed to have agreed to such Closing Date Inventory Statement.
(c)    If a notice of disagreement shall be duly delivered pursuant to Section 3.04(b), Purchaser and Seller shall, during the ten Business Days following such delivery, use their good faith and commercially reasonably efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the Closing Date Inventory. If during such period, Purchaser and Seller are unable to each such agreement, the disputed items be submitted to and determined by an independent accounting firm selected by Purchaser and Seller (the “Independent Auditor); provided, however, the Parties may mutually agree on an extended period to resolve any such dispute before submitting it to the Independent Auditor. In making such calculation, the Independent Auditor shall only consider those items or amounts in the Closing Date Inventory Statement and Seller’s calculation of Closing Date Inventory as to which Seller has disagreed. The Independent Auditor shall deliver to Purchaser and Seller, as promptly as practicable (but in any case no later than twenty Business Days from the date of the engagement of the Independent Auditor), a report setting forth such calculation. Such report shall be final and binding upon Purchaser and Seller. The cost of such review and report shall be borne equally by Purchaser and Seller; provided, however, that if the Independent Auditor’s report is substantially in agreement with either party’s calculations included in the Closing Date Inventory Statement, the cost of such review and report shall be borne solely by the other party.
(d)    Purchaser and Seller shall, and shall cause their respective representatives to, cooperate and assist in the preparation of the Closing Date Inventory Statement and the calculation of the Closing Date Inventory and in the conduct of the review referred to in this Section 3.04, including the making available, to the extent necessary, of books, records and personnel.
(e)    If the Final Closing Date Inventory is greater than the Inventory in the quantities listed on Exhibit 2.01(a)(v), then the Purchaser shall be obligated to pay to Seller an amount in cash equal to the Purchaser Closing Date Inventory Adjustment Amount within three Business Days after the Final Closing Date Inventory is determined. If the Final Closing Date Inventory is less than the Inventory in the quantities listed on Exhibit 2.01(a)(v), then the Seller shall be obligated to pay to Purchaser an amount in cash equal to the Seller Closing Date Inventory Adjustment Amount within three Business Days after the Final Closing Date Inventory is determined. Any payment that any party is obligated to make to the other party pursuant to this Section 3.04 shall be paid by wire transfer of immediately available funds into an account designated by such other party.
Article IV

CONDITIONS TO CLOSING
Section 4.01    Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or written waiver by Purchaser) at or prior to the Closing of the following conditions:
(n)    No Injunctions or Restraints. No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition by a Governmental or Regulatory Authority shall be in effect and which has the effect of making the Acquisition illegal or otherwise preventing the consummation of the Acquisition.
(o)    Accuracy of Representations and Warranties. All of the representations and warranties made by Seller in Article V that are qualified by any reference to any materiality qualifications, including any Material Adverse Effect qualification, shall each be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date), and all other representations and warranties made by the Seller shall each be true and correct in all material respects (except for the representations and warranties made in this Agreement by the Seller in Section 5.01, Section 5.02, Section 5.03(b), 0 and Section 5.08 (the “Seller Fundamental Representations”) which shall be true and correct in all respects) as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date).
(p)    Performance of Covenants. The covenants and obligations that Seller is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with by Seller in all material respects.
(q)    Deliverables. Purchaser shall have received each of the items set forth in Section 3.01(c).
(r)    No Material Adverse Effect. No Material Adverse Effect shall have occurred or there shall be no event, change or occurrence that would reasonably likely to have a Material Adverse Effect.
(s)    MonoSol License Agreement. The MonoSol License Agreement shall have been amended in accordance with the terms on Schedule 4.01(f).
(t)    Reserved.
(u)    Closing Consents. The Seller shall have obtained, and delivered a copy to Purchaser, all of the consents set forth on Schedule 4.01(h).
Section 4.02    Conditions to Obligation of Seller. The obligation of Seller to, and to cause its Affiliates to, effect the closing of the Acquisition is subject to the satisfaction (or written waiver by Seller) as of the Closing of the following conditions:
(e)    No Injunctions or Restraints. No Law, temporary restraining order, preliminary or permanent injunction or other order enacted, entered, promulgated, enforced or issued by any Governmental or Regulatory Authority or other legal restraint or prohibition by a Governmental or Regulatory Authority shall be pending or in effect seeking to prevent or preventing the Acquisition.
(f)    Accuracy of Representations and Warranties. All of the representations and warranties made by Purchaser in Article VII that are qualified by any materiality qualifications shall each be true and correct as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date), and all other representations and warranties of the Purchaser shall each be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made only as of a specified date shall be true and correct only as of such date).
(g)    Performance of Covenants. The covenants and obligations that Purchaser is required to perform or comply with under this Agreement on or before the Closing Date shall have been duly performed and complied with by Purchaser in all material respects.
(h)    Deliverables. Purchaser shall have made delivery to Seller of all other instruments and documents set forth in Section 3.01(b), and other than any instruments and documents set forth in Section 3.01(b) that customarily will be (and are) delivered at Closing.
Section 4.03    Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article IV to be satisfied if such failure was caused by such Party’s failure to act in good faith or to comply with its obligations under Section 9.01 to cause the Closing to occur.
Article V

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Schedules attached hereto, Seller hereby represents and warrants to Purchaser as follows:
Section 5.01    Organization; Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the requisite corporate power and authority to own, lease and operate, as applicable, the Acquired Assets. The Seller has all of the requisite corporate power and authority to execute, deliver, perform its obligations under this Agreement and the Other Acquisition Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Other Acquisition Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and, assuming this Agreement has been duly authorized, executed and delivered by Purchaser, constitutes, and the Other Acquisition Documents on the Closing Date will be duly executed and delivered by Seller and upon the due authorization, execution and delivery by each other party to the Other Acquisition Documents will constitute, a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. No other proceeding on the part of the Seller is necessary to authorize this Agreement or the Other Acquisition Documents or any of the transactions contemplated hereby or thereby.
Section 5.02    No Conflicts; Consents.
(f)    Except as set forth on Schedule 5.02, the execution, delivery and performance of this Agreement by Seller does not, and the execution, delivery and performance by Seller of each Other Acquisition Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or give rise to any liability of Purchaser, or result in the creation of any Lien upon any of the Acquired Assets under, any provision of (i) Seller’s certificate of incorporation or by-laws , (ii) any Contract to which Seller is a party and by which any of the Acquired Assets are bound, (iii) any judgment, order, or decree, or, subject to the matters referred to in Section 5.02(a) below, any Law applicable to Seller, its properties, the Acquired Assets or any other assets of Seller, other than, in the case of clause (ii) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the ability of Seller to consummate the Acquisition.
(g)    No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or Third Party is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement, the Other Acquisition Documents or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, (i) would not be reasonably likely to have a material adverse effect on the ability of Seller to consummate the Acquisition or perform its obligations under this Agreement or the Other Acquisition Documents, and (ii) would not give rise to any liability of Purchaser as a result of the consummation of the Acquisition.
Section 5.03    Acquired Assets.
(a)    Except as set forth in Schedule 5.03, the Acquired Assets and the Licensed Intellectual Property constitute all of the assets, rights or property (other than (x) any intellectual property that are licenses for commercial “off-the-shelf” or “shrink-wrap” software, and (y) administrative, finance and other infrastructure and back office information technology systems, networks and software), owned or used by Seller or its Affiliates and primarily related to the Intended Use of the Product in the Territory.
(b)    The Seller owns, leases, licenses or has the right to use the Acquired Assets and Licensed Intellectual Property free and clear of all Liens and upon the consummation of the Acquisition, the Purchaser shall acquire good and marketable title to, and all right, title and interests of Seller in and to, the Acquired Assets and Licensed Intellectual Property, free and clear of all Liens. The Seller has the exclusive license rights to the Licensed Intellectual Property, with the right to further convey such rights to the Purchaser. Except as set forth on Schedule 5.03, the Acquired Assets include all of the assets necessary for the Intended Use of the Product in the Territory by the Purchaser, and there are no other assets (tangible or intangible) used by Seller or its Affiliates for the Intended Use of the Product in the Territory, other than those assets included in the Acquired Assets.
Section 5.04    Intellectual Property.
(a)    Seller owns free and clear of all Liens the Transferred Intellectual Property and the consummation of the Acquisition will not conflict with, alter or impair any such rights in any material respect.
(b)    As of the date hereof, no claims are pending before any court, arbitrator or other tribunal, or before any administrative law judge, hearing officer or administrative agency or, to Seller’s Knowledge, threatened in writing, against Seller or any of its Affiliates by any Third Party with respect to the ownership, validity or enforceability of any Transferred Intellectual Property or Licensed Intellectual Property.
(c)    Seller has not granted any options, licenses or agreements relating to the Transferred Intellectual Property or, with respect to Zuplenz in the Territory, relating to the Licensed Intellectual Property, except non-exclusive implied licenses to end-users in the ordinary course of business. As of the date hereof, Seller is not bound by or a party to any material options, licenses or agreements of any kind for intellectual property of any Third Party relating to Zuplenz in the Territory, except for the Transferred Contracts.
(d)    To Seller’s Knowledge, no Third Party is infringing or violating or misappropriating any of the Transferred Intellectual Property or any Licensed Intellectual Property exclusively licensed to Seller, or has made any claim of ownership or right to any Transferred Intellectual Property or such Licensed Intellectual Property. Seller has neither asserted nor threatened in writing any action or claim against any Third Party involving or relating to any Transferred Intellectual Property or such Licensed Intellectual Property. Seller has not received any written request from any Third Party that Seller enter into a license with respect to any Third Party intellectual property right in relation to Zuplenz, the Acquired Assets or the Intended Use of Zuplenz in the Territory.
(e)    To Seller’s Knowledge, the Intended Use of each of Zuplenz in the Territory does not infringe or violate or constitute a misappropriation of any intellectual property of any Third Party. Seller has not received any written claim or notice alleging any such infringement, violation or misappropriation.
(f)    There is no pending or, to Seller’s Knowledge, threatened claim, interference, opposition or demand of any Third Party challenging the ownership, validity or scope of any Transferred Intellectual Property.
Section 5.05    Transferred Contracts. Each Transferred Contract is valid, binding and in full force and effect and, to Seller’s Knowledge, is enforceable by Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies. Except as set forth on Schedule 5.05, as of the date hereof and as of the Closing Date, Seller has performed in all material respects all material obligations required to be performed by it under the Transferred Contracts and is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to Seller’s Knowledge, as of the date hereof, no other party to any of the Transferred Contracts is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. Correct and complete copies of each Transferred Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Purchaser. There are no material disputes pending or threatened under any Transferred Contract included in the Acquired Assets.
Section 5.06    Litigation. As of the date hereof, there are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental or Regulatory Authority or arbitration tribunal against Seller or any of its Subsidiaries, (b) Legal Proceedings pending or, to the Seller’s Knowledge, threatened against Seller, or (c) investigations by any Governmental or Regulatory Authority which are pending or, to the Knowledge of Seller, threatened against Seller or any of its Subsidiaries, which, in the case of each of clauses (a), (b) and (c), relating to the Products or the Intended Use of Zuplenz in the Territory or the Acquired Assets and have had or would be reasonably likely to be material and adverse to the Acquired Assets, or the ability of Seller to consummate the Acquisition and the other transactions contemplated by this Agreement and the Other Acquisition Documents.
Section 5.07    Brokers or Finders. Except for Mizuho Securities USA, Inc., no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, financial advisor’s, finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Other Acquisition Documents based upon arrangement made by or on behalf of Seller or any of its Affiliates. For the avoidance of doubt, all fees due to Mizuho Securities USA, Inc. in connection with any of the transactions contemplated by this Agreement or the Other Acquisition Documents shall be payable by Seller.
Section 5.08    Tax Matters.
(a)    All Income Tax Returns and other material Tax Returns required to be filed by or on behalf of Seller have been timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and all material amounts of Taxes payable by or on behalf of Seller have been paid.
(b)    Seller has not received written notice of any Tax deficiency outstanding, proposed or assessed nor has Seller executed or waived any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment deficiency. There is no ongoing or pending audit, action, suit, or administrative or judicial proceeding now pending or threated in writing against or with respect to Seller by any Tax authority.
(c)    There is no material dispute or claim concerning any Tax liability of Seller (A) claimed or raised by any authority in writing or (B) as to which the directors and officers of Seller have knowledge based upon personal contact with any agent of such authority.
(d)    There are no Liens for Taxes other than Permitted Liens upon any of the Acquired Assets.
(e)    Seller is not a party to any Income Tax allocation or sharing agreement.
(f)    Seller has not been a party to any “reportable transaction,” as defined in Code §6707A(c)(1) and Treasury Regulation §1.6011-4(b).
Section 5.09    Product Liability. There is no currently pending nor, to the Knowledge of the Seller, any threatened action, suit, proceeding, hearing, investigation, charge, complaint, claim, recall or demand giving rise to any liability for product liability, warranty, material back-charge, material additional work, field repair or other claims by any Third Party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) against the Seller or any of its Subsidiaries with respect to the Product in the Territory.  All services rendered in connection with the Product and the sale of the Product by the Seller or its Subsidiaries have been in conformity with all applicable contractual commitments and all express and implied warranties, and neither the Seller not its Subsidiaries has any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any liability) for damages in connection therewith.  The Product is not subject to any guaranty, warranty, or other indemnity beyond the Seller’s standard terms and conditions of sale, a true, correct and complete copy of which has been delivered to Purchaser. To Seller’s Knowledge, no event or circumstances have occurred that relate to the Product that would reasonably form the basis for a product liability claim.
Section 5.10    Inventory. The Inventory consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items in commercially reasonable amounts. All trade inventories of the Product comprising the Inventory have the expiration dates as set forth on Exhibit 2.01(a)(iv). To Seller’s Knowledge, all of the Inventory is, as of the date hereof, free of defects (including defects in labeling, packaging and storage) and systematic or chronic problems and complies in all material respects with all applicable specifications and all applicable Law, including all regulatory requirements and environmental Laws, including cGMP, and may be introduced into interstate commerce in the United States in accordance with applicable Law
Section 5.11    Compliance with Law. Seller is in compliance in all material respects with, and is not in material violation or non-compliance with, nor has Seller or any of its Subsidiaries received any written notice of any violation or non-compliance with, any applicable Law with respect to the Procut or the ownership or operation of the Acquired Assets.
Section 5.12    Permits. Schedule 5.12 sets forth a complete and accurate list of all Permits with or from any Governmental or Regulatory Authority necessary for Seller or any of its Subsidiaries to own and operate the Acquired Assets
Section 5.13    Regulatory Matters.
(a)    The Product has been researched, developed, tested, manufactured, supplied, promoted, distributed, marketed, commercialized, stored and sold, as applicable, by Seller and, to Seller’s Knowledge, by each other Person on behalf of Seller, in compliance in all material respects with (i) all applicable Laws and (ii) all Permits.  The Product is not adulterated or misbranded within the meaning of the FDA Act or any similar governmental act or Law of any jurisdiction.
(b)    Seller has made available to Purchaser complete and correct copies of (i) each NDA submitted by or on behalf of Seller to the FDA with respect to the Product; (ii) all other material document, correspondence, filing or other communication submitted to a Governmental or Regulatory Authority or the Department of Justice by or on behalf of Seller or received from a Governmental or Regulatory Authority or the Department of Justice by or on behalf of Seller, in each case, with respect to the Product or the Acquired Assets; (iii) all material scientific, clinical and safety data of Seller with respect to the Product; and (iv) all audit reports performed by Seller or on its behalf to assess Seller’s compliance with applicable Health Laws.
(c)    Seller has not received, nor with respect to the Product is there any pending or outstanding: (i) Form 483 observations, FDA warning letters or post-sale warnings or other regulatory warning letters or sanctions; (ii) inspectional observations or establishment inspection reports reciting penalties for corrective or remedial action or requiring corrective action plans; (iii) field notifications or alerts; (iv) import alerts, holds or detentions; or (v) other documents that, in the case of each of the preceding clauses (i) through (iv), have been received by Seller from the FDA or any other Governmental or Regulatory Authority relating to the Product, or to Seller’s Knowledge, any facility in which the Product is manufactured, packaged or stored, and that assert ongoing material lack of compliance with any such Laws by Seller.
(d)    Seller is not in violation of, and, to Seller’s Knowledge, Seller is not the subject of, any pending investigation by a Governmental or Regulatory Authority regarding activities prohibited under, the U.S. Anti-Kickback Act (42 U.S.C. § 1320a-7b(b), et seq.), the U.S. Stark Law (42 U.S.C. § 1395nn), the U.S. False Claims Act (31 U.S.C. § 3729, et seq.), the Trade Agreements Act (19 U.S.C. §§2501-2581) or any other Laws governing participation in United States healthcare programs, or any comparable state or foreign Laws. There are no lawsuits, actions or proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller that would reasonably be expected to result in the exclusion of Seller from any third party payment program in which they participate.
(e)    Seller has not received any written notice from the FDA or any other Governmental or Regulatory Authority that it has commenced, and to Seller’s Knowledge neither the FDA nor any other Governmental or Regulatory Authority has threatened to commence, any action to withdraw its approval or request the recall of the Product, or commenced, or to Seller’s Knowledge threatened to commence, any action to enjoin production at any facility at which the Product is manufactured.
(f)    Seller has not, and to Seller’s Knowledge, no director, officer, employee or agent of Seller has, committed an act, made a statement, or failed to make a statement, that would reasonably be expected to provide a basis for any Governmental or Regulatory Authority to invoke the FDA policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy, in each case as related to the Product or the Acquired Assets. Seller, and, to Seller’s Knowledge, no director, officer, employee or agent of Seller, has been convicted of any crime or engaged in any conduct for which debarment or similar punishment is mandated or permitted by 21 U.S.C. § 335a(a) or any similar Laws or authorized by 21 U.S.C. § 335a(b) or any similar Laws. Seller has not, and, to Seller’s Knowledge, no director, officer, employee or agent of Seller has been, convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in the Federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Laws.
(g)    The annual Prescription Drug User Fees for the Product due for all time periods prior to the Closing have been timely paid by Seller in full when due.
Section 5.14    Solvency. Seller is not currently Insolvent and Seller shall not be rendered Insolvent by any of the transactions contemplated by this Agreement or the Other Ancillary Documents. Immediately after given effect to the consummation of the transaction contemplated by this Agreement: (a) Seller shall be able to pay its Liabilities as they become due in Seller’s ordinary course of business; (b) Seller shall not have unreasonable small capital with which to conduct its present or proposed business; and (c) Seller shall have assets (calculated at fair market value) that exceed its Liabilities.
Section 5.15    Financial Statements. Seller has made available to Purchaser all material financial information related to the Product and the Acquired Assets reasonably requested by Purchaser. Such financial information was derived from the books and records of Seller and was prepared by Seller in good faith and fairly presents, in all material respects, in accordance with Seller’s accounting practices and procedures, financial information with respect to the Product as of the dates and for the periods shown.
Section 5.16    Material Information. To Seller’s Knowledge, Seller has not omitted to furnish Purchaser with any information in its control or possession, or of which it is aware, concerning the Product or the Acquired Assets which would, in Seller’s reasonable judgment, reasonably be material to Purchaser’s decision to enter into this Agreement.
Article VI

COVENANTS OF SELLER
Seller hereby covenants and agrees as follows:
Section 6.01    Access. From the date hereof until the Closing, Seller shall give Purchaser and its representatives, employees, counsel and accountants reasonable access, during normal business hours and upon reasonable advance notice, to the Acquired Assets for purposes of conducting due diligence or otherwise in connection with the transactions contemplated hereby; provided, however, that such access (i) does not unreasonably disrupt the normal operations of Seller or a Third Party, (ii) would not reasonably be expected to violate any attorney-client privilege of Seller or violate any applicable Law, and (iii) would not reasonably be expected to breach any duty of confidentiality owed to any Person whether the duty arises contractually, statutorily or otherwise.
Section 6.02    Other Covenants. From the date hereof until the Closing, the Seller shall conduct its business with respect to the Product and the Acquired Assets in substantially the same manner as presently conducted and shall not, prior to Closing, solicit or fill orders for the Product in a manner inconsistent with past practice, and, except as otherwise contemplated by the terms of this Agreement or any Other Acquisition Document, Seller will not without the prior written consent of Purchaser (such consent not to be unreasonably withheld):
(c)    except pursuant to existing Contracts, sell, assign, lease, license, transfer, hypothecate or otherwise dispose of, or agree to sell, assign, lease, license, transfer, hypothecate or otherwise dispose of, any of the Acquired Assets, or, with respect to Zuplenz in the Territory, the Licensed Intellectual Property, or create Assumed Liabilities;
(d)    except with respect to the MonoSol License Agreement in accordance with Schedule 4.01(f), amend, terminate, renew, extend or waive in writing any right under any Transferred Contract if such amendment, termination, renewal, extension or waiver would adversely affect the rights to be transferred to Purchaser at the Closing; or
(e)    authorize, commit, or agree to take any of the foregoing actions.
Section 6.03    Payment of Indebtedness. On or prior to the Closing, Seller shall pay or cause to be paid, in full, any Liabilities of Seller for monies due but not yet payable as of the Closing Date under the Transferred Contracts.
Section 6.04    Exclusivity. Seller agrees that, until the earlier of the Closing or the termination of this Agreement, it will not, and will direct its agents and representatives not to, solicit, entertain, negotiate or consummate any inquiries or proposals with respect to the sale or disposition of the Product, the Acquired Assets or any material rights thereto, other than the sale of the finished Product in the ordinary course of business.
Section 6.05    Inventory. At the time of the Closing, all Inventory acquired by the Purchaser shall have a shelf life of no less than 24 months from the date of Closing. If any Inventory has a shelf life of less than 24 months the Seller shall, at its option, provide it to the Purchaser at no cost or provide Purchaser a replacement at no cost.
Section 6.06    SEC Reports. For a period of nine months following the Closing Date, promptly following Purchaser’s written request within such period, Seller and its Subsidiaries will cooperate with Purchaser in connection with Purchaser’s preparation of audited and unaudited financial statements relating to the Product and any “business” (within the meaning of Item 3-05 and related Items of Regulation S-X under promulgated by the U.S. Securities and Exchange Commission (the “SEC”)) attributable to the Product as of and for any of the years ended in the three-year period ended December 31, 2014 and any calendar quarter ended prior to the Closing Date as may be necessary to enable Purchaser to comply with applicable financial reporting and other requirements with respect to reports and filings with the SEC. If requested by Purchaser, Seller shall engage Seller’s or its Subsidiaries’ independent auditors, at Purchaser’s sole cost and expense, to audit such financial statements for the periods required by Regulation S-X of the SEC and to render an opinion on such financial statements. Seller will provide, if required by Purchaser’s independent auditors, customary executed representation letters required to enable independent auditors to render an opinion on audited financial statements. Seller shall request, and take reasonable steps to encourage, its and its Subsidiaries’ auditors to cooperate with Purchaser and its auditors. For the avoidance of doubt, (i) all reasonable and documented out-of-pocket costs incurred by Seller and its Subsidiaries in performing its obligations under this Section 6.06 shall be the sole responsibility of Purchaser, and (ii) Seller and its Subsidiaries shall have no obligation to provide, or cause any Third Party to provide, any such information of any Third Party in performing its obligations under this Section 6.06.
Section 6.07    Competing Product. Seller agrees that for the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, neither Seller nor its Subsidiaries will directly or indirectly sell, market, develop, distribute, manufacture or otherwise promote, including pursuant to a license, any Competing Product in the Territory, or actively and knowingly assist any Third Party to do any of the foregoing.
Article VII

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser hereby represents and warrants to Seller as follows:
Section 7.01    Authority. Purchaser is a public limited company duly organized, validly existing and in good standing under the laws of the England and Wales. Purchaser has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Other Acquisition Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby. All corporate acts and other proceedings required to be taken by Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Acquisition Documents to which it is, or is specified to be, a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement has been duly executed and delivered by Purchaser and, assuming this Agreement has been duly authorized, executed and delivered by Seller, constitutes, and the Other Acquisition Documents on the Closing Date will be duly executed by Purchaser, and upon the due authorization, execution and delivery by each other party to the Other Acquisition Documents, will constitute a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. No other proceeding on the part of the Purchaser is necessary to authorize this Agreement, the Other Acquisition Documents or the transactions contemplated hereby and thereby.
Section 7.02    No Conflicts; Consents.
(g)    The execution, delivery and performance of this Agreement by Purchaser does not, and the execution, delivery and performance by Purchaser of each Other Acquisition Document to which it is, or is specified to be, a party will not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any provision of (i) its articles of association, (ii) any Contract to which Purchaser is a party or by which any of its properties or assets are bound, or (iii) any judgment, order, or decree, or, subject to the matters referred to in Section 7.02(a) below, any Law applicable to Purchaser, its properties or assets, other than, in the case of clause (i) and (ii) above, any such items that would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the ability of Purchaser to consummate the Acquisition.
(h)    No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or Third Party is required to be obtained or made by or with respect to Purchaser in connection with the execution, delivery and performance of this Agreement, the Other Acquisition Documents or the consummation of the transactions contemplated hereby or thereby, other than such consents, approvals, licenses, permits, orders, authorizations, registrations, declarations and filings the absence of which, or the failure to make which, individually or in the aggregate, (i) would not be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or perform its obligations under this Agreement or the Other Acquisition Documents, and (ii) would not give rise to any liability of Seller or any of its Affiliates as a result of the consummation of the Acquisition.
Section 7.03    Litigation. As of the date hereof, there are no (a) outstanding judgments, orders, injunctions or decrees of any Governmental or Regulatory Authority or arbitration tribunal against Purchaser, (b) except as set forth on Schedule 7.03(b) of the Purchaser’s disclosure schedules, lawsuits, actions or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser, or (c) investigations by any Governmental or Regulatory Authority which are pending or, to the knowledge of Purchaser, threatened against Purchaser, which, in the case of each of clauses (a), (b) and (c), have had or would be reasonably likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition and the other transaction contemplated by this Agreement and the Other Acquisition Documents.
Section 7.04    Availability of Funds. Purchaser has cash available or has existing committed borrowing facilities, which together are sufficient to enable it to consummate the Acquisition.
Section 7.05    Brokers or Finders. Except for The Fulford Group, no agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker’s, financial advisor’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Other Acquisition Documents based upon arrangement made by or on behalf of Purchaser or any of its Affiliates. For the avoidance of doubt, all fees due to The Fulford Group in connection with any of the transactions contemplated by this Agreement or the Other Acquisition Documents shall be payable by Purchaser.
Article VIII

COVENANTS OF PURCHASER
Purchaser hereby covenants and agrees as follows:
Section 8.01    Advise Seller. Purchaser shall promptly advise Seller in writing of any change or event occurring between the date hereof and the Closing Date which Purchaser believes (i) would be reasonably likely to result in the failure of any of the conditions to the Closing set forth in Article IV to be satisfied as of the Closing Date, or (ii) would be reasonably likely, individually or in the aggregate, to have a material adverse effect on the ability of Purchaser to consummate the Acquisition or the other transactions contemplated by this Agreement and the Other Acquisition Documents.
Section 8.02    Section 8.02    Records.
(a)    Purchaser shall, from the Closing Date until the date that is five years following the Closing Date, keep full and accurate books of all accounts and other records included within the Acquired Assets and make such books and records available for inspection and copying by Seller or its agents, at its sole expense, upon reasonable request and upon reasonable notice.
(b)    Purchaser shall, from the Closing Date until the third anniversary of the end of the Milestone Period, as applicable, keep accurate books and records of all accounts and other records in sufficient detail so that any Net Sales Statement can be properly and fully ascertained. Purchaser shall, at the request of Seller, permit a nationally recognized independent certified public accountant selected by Seller that is not at the time of selection serving as the independent registered public accounting firm of Seller, and that is reasonably acceptable to Purchaser (the “Independent Auditor”), to have access during ordinary business hours and upon no less than 30 days’ prior written notice, but on no more than one occasion per calendar year, to such books and records as may be reasonably necessary to determine the accuracy of any Net Sales Statement. The Independent Auditor shall be bound by a confidentiality agreement, in a form reasonably acceptable to Purchaser, to keep all information acquired from Purchaser confidential, and shall be permitted to disclose to Seller only whether any Net Sales Statement was accurate and the amount, if any, owed to or by Seller pursuant to Section 3.03(a). The Independent Auditor shall send a copy of its written reports to Purchaser at the same time it is sent to Seller. Seller shall be responsible for the fees and expenses of the Independent Auditor, provided, however, that Purchaser shall reimburse Seller in full for all such documented costs and expenses of the Independent Auditor if the Independent Auditor determines that the amounts paid pursuant to Section 3.03(a) are less than 98% of the amount actually owed pursuant to the applicable Net Sales Statement. Section 8.03    DISCLAIMER
Section 8.03    Disclaimer.    PURCHASER ACKNOWLEDGES THAT, EXCEPT AS SET FORTH IN ARTICLE V, SELLER MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND, EXCEPT AS SET FORTH IN ARTICLE X, ASSUMES NO RESPONSIBILITY AFTER CLOSING WHATSOEVER IN RESPECT OF THE ACQUIRED ASSETS.
Article IX

MUTUAL COVENANTS
Section 9.01    Efforts.
Subject to the terms and conditions of this Agreement, following the date hereof, each Party shall use its commercially reasonable efforts to cause the Closing to occur as soon as practicable thereafter. Following the date hereof, each of Seller and Purchaser shall not, and shall not permit any of their respective Affiliates to, take any action that would, or that would reasonably be expected to, result in any of the conditions set forth in Article IV not being satisfied. This Section 9.01 shall not, and shall not be deemed to, restrict or prohibit Seller or Purchaser in any way whatsoever from exercising any and all rights and remedies available to it under this Agreement or any of the Other Acquisition Documents. Each of Seller and Purchaser shall cooperate with the other Party and its employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and each of them shall, at any time and from time to time after the Closing, upon the reasonable request of the other, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, receipts, acknowledgments, acceptances and assurances as may be reasonably required (without incurring unreimbursed expense) to satisfy and perform the obligations of such party hereunder, and to allow Purchaser to accomplish the Intended Use of Zuplenz in the Territory after the Closing.
Section 9.02    Bulk Transfer Laws. Purchaser acknowledges that Seller and its Affiliates will not comply with the provisions of any so-called “bulk transfer law” of any jurisdiction in connection with the sale of the Acquired Assets to Purchaser.
Section 9.03    Transfer Taxes. Seller, on the one hand, and Purchaser, on the other hand, shall each be responsible for 50% of all transfer, documentary, sales, use, stamp, registration and other such Taxes, applicable to the Acquisition (such Taxes, together with any interest, penalties and additions thereto, collectively, “Transfer Taxes”). Each Party shall file all necessary Tax Returns and other documentation required to be filed by it under applicable Law with respect to all Transfer Taxes, and, if required by applicable Law, the other Party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. Purchaser and Seller shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation required to obtain any exemption from (or reduction in) Transfer Taxes, and shall cooperate in taking any commercially reasonable steps permitted by applicable Law to minimize the Parties’ liability for Transfer Taxes.
Section 9.04    Purchase Price Allocation.
(g)    The Parties agree that the Purchase Price and Assumed Liabilities shall be allocated among the Acquired Assets sold by Seller and each of its Affiliates and purchased by Purchaser in a manner consistent with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and corresponding provisions of applicable foreign Law) (for the avoidance of doubt, an allocation different from an allocation under Section 1060 of the Code and the Treasury regulations promulgated thereunder may be required by applicable Tax Law or foreign Law to be taken for local country Tax or accounting purposes) and in accordance with an allocation schedule set forth by Purchaser and delivered to Seller within ninety (90) days after Closing (the “Allocation”). Seller shall have the right to review and raise any objections in writing to the Allocation during the thirty (30) day period after its receipt thereof. In the event of a disagreement that cannot be resolved by the parties discussing in good faith during such thirty (30) day period, a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller shall settle such dispute with the costs of such firm being borne equally by Seller and Purchaser.
(h)    Purchaser and Seller agree to (i) be bound by the Allocation for all U.S. federal income tax purposes, (ii) act in accordance with the Allocation in the preparation of all U.S. Tax Returns (including filing Form 8594), and (iii) take no position inconsistent with the Allocation for all U.S. Tax purposes, unless otherwise required by Law. In the event that any Taxing Authority disputes the Allocation, Seller or Purchaser, as the case may be, shall promptly notify the other Party of the nature of such dispute and consult with the other Party and keep such other Party reasonably apprised of material developments concerning the resolution of such dispute.
Section 9.05    Recordation of Transferred Intellectual Property. Purchaser, at its sole cost and expense shall be responsible for all applicable recordations of the assignment of the Transferred Intellectual Property. Seller agrees to execute and deliver to Purchaser, within a reasonable time after the Closing, such assignments and other documents, certificates and instruments reasonably requested by Purchaser for Purchaser’s filing with the applicable registries and other recording authorities to record the transfer of the Transferred Intellectual Property in accordance with applicable Law.
Section 9.06    Confidentiality and Confidential Information.
(a)    The terms of the Confidentiality Agreement are hereby incorporated in this Agreement as though fully set forth herein and shall apply to any information provided by Seller or Purchaser pursuant to this Agreement. As used in this Section 9.06, the term “Confidential Information” shall have the meaning assigned to that term in the Confidentiality Agreement. Upon the Closing, the Confidentiality Agreement shall expire and be of no further force and effect with respect to all Confidential Information related to the Product, the Acquired Assets or the Assumed Liabilities; provided, however, such expiration shall in no such way prejudice or adversely affect Seller’s or Purchaser’s ability to seek damages, or any other remedy available to Seller or Purchaser, as appropriate, with respect to a violation by such Party (or its Affiliates or representatives) of the Confidentiality Agreement prior to or after the Closing Date. Upon and after the Closing Date, the Confidentiality Agreement shall remain in full force and effect pursuant to its terms with respect to all other Confidential Information that does not relate to the Product, the Acquired Assets or the Assumed Liabilities.
(b)    From and after the Closing Date, all Confidential Information exclusively concerning the Product, the Acquired Assets and the Assumed Liabilities (the “Purchaser Proprietary Information”) shall be used by Seller and its Affiliates solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Acquisition Document), to comply with applicable Law, or as otherwise required by Seller in connection with disputes or matters concerning any Third Party related solely to the period before the Closing Date (each a “Permitted Purpose”), and for no other purpose except as authorized by Purchaser. Seller shall not disclose, or permit the disclosure of any of the Purchaser Proprietary Information to any Person except those Persons to whom such disclosure is necessary for a Permitted Purpose. Seller shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Seller or any of their Affiliates to treat, the Purchaser Proprietary Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
(c)    All Confidential Information obtained by Purchaser (or its Affiliates or representatives) from Seller (or its Affiliates or representatives) other than the Purchaser Proprietary Information (the “Seller Proprietary Information”) shall be used by Purchaser solely as required to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Agreement), or comply with applicable Law, and for no other purpose. Purchaser shall not disclose, or permit the disclosure of, any of the Seller Proprietary Information to any Person except those Persons to whom such disclosure is necessary to permit Purchasers to perform its obligations, exercise or enforce its rights under this Agreement (or any Other Acquisition Document), or comply with applicable Law. Purchaser shall treat, and will cause its Affiliates and the directors, officers, employees, agents, representatives and advisors of Purchaser or any of their Affiliates to treat, the Seller Proprietary Information as confidential, using the same degree of care as Purchaser normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.
(d)    Either Party may be entitled to disclose the other Party’s Confidential Information (including Seller Proprietary Information or Purchaser Proprietary Information, as applicable) that is requested or required to be disclosed to be disclosed (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC or any other stock exchange disclosure requirements), (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction, or (iv) to defend or prosecute litigation; provided, however, that in each case the Party required or requested to disclose such Confidential Information shall, to the extent legally permissible, use reasonable efforts to notify the other Party in a timely manner so that the such Party may seek a protective order or other appropriate remedy of such Confidential Information, to the extent available, or, in such Party’s sole discretion, waive compliance with the confidentiality portion of this Agreement. Each Party will cooperate in all reasonable respects, in connection with any reasonable actions to be taken for the foregoing purpose; provided further that the disclosing Party shall only disclose the portion of Confidential Information which such Party is advised by a reasoned opinion of counsel is legally required, and such Party exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Confidential Information.
(e)    This obligations set forth in this Section 9.06 shall survive the Closing for five years (the “Confidentiality Period”). If this Agreement is terminated, the terms of the Confidentiality Agreement shall apply. Upon the termination of the Confidentiality Period, a receiving Party shall return to the disclosing Party or destroy all Confidential Information (other than the Seller Proprietary Information or Purchaser Proprietary Information, as applicable) provided to it by the disclosing Party, including all copies, notes and extracts thereof or other written records containing such Confidential Information, except for (x) one (1) copy that it may keep in counsel’s secure files for the sole purpose of verifying its continuing confidentiality obligations hereunder, and (y) archival copies residing on back-up tapes made by such party in the ordinary course of business; provided, that for the avoidance of doubt, Purchaser and Seller shall not be obligated hereby to return or destroy any Confidential Information that constitutes Purchaser Proprietary Information or Seller Proprietary Information, respectively.
Section 9.07    NDC, UPC, Excluded Trademarks and Seller Names.
(a)    Until the earlier of (i) 12 months following the Closing Date or (ii) Purchaser’s establishment of the Purchaser NDC Numbers as set forth in Section 9.07(b), Seller grants a fully paid, royalty free, non-exclusive right and license to Purchaser to use the names and logos of Seller (the “Seller Names”), the Universal Product Code (“UPC”) for the Product, Seller’s National Drug Code for the Product (the “NDC”), and the Excluded Trademarks to the extent necessary to allow Purchaser to market, distribute and sell the Products in the Territory. Seller shall not discontinue the NDC associated with the Product as of the date hereof, provided that, as soon as practicable following the Closing Date, but in no event more than 12 months thereafter, Purchaser will establish a new NDC number (the “Purchaser NDC Number”) and notify Seller thereof. Notwithstanding the foregoing, Purchaser shall be permitted to continue to sell the Product in its then existing inventory with the former NDC Number until exhausted, provided further that Purchaser shall sell all inventory bearing Seller’s NDC Number prior to selling any inventory bearing Purchaser’s NDC Number.
(b)    In no event shall Purchaser use any Seller Names, UPC, NDC or Excluded Trademarks in any manner or for any purpose different from the use of such Seller Names, UPC, NDC and Excluded Trademarks by Seller and its Affiliates immediately prior to the Closing Date to package, market, distribute and sell the Product in the Territory without the prior written consent of Seller, and at all times shall comply in all material respects with Laws applicable thereto. Without limiting the foregoing, Purchaser shall not: (i) take any action that may interfere with any of Seller’s rights in the Seller Names, UPC, NDC and Excluded Trademarks; (ii) register or apply for registrations, anywhere in the world, for the Seller Names or Excluded Trademarks or any other similar trademark; or (iii) knowingly engage in any action which has the specific purpose or intent of disparagingthe Seller Names or the Excluded Trademarks.
(c)    Notwithstanding the foregoing, the Parties acknowledge that this Agreement does not, and shall not, convey, transfer or assign any right, title or interest in any trademark, name or logo of any Third Party or to Purchaser in any Excluded Trademark, Seller Names, or any other intellectual property of Seller except as specifically provided for herein.
Section 9.08    Channel Liabilities.
(a)    Returns. For the period from the Closing through twelve months thereafter, Seller shall bear the cost of returns of any Product which Seller previously sold; provided, however, that such returns will be subject to the requirement that the Product being returned shall have been returned in compliance with Seller’s standard Healthcare Distribution Management Association return policy guidelines or have been accepted by Seller during such twelve month period. From and after such twelve month period, Purchaser shall be responsible for all returns of the Product; provided, however, that Purchaser shall not be responsible for any downstream returns from end user customers or returns from wholesalers from Inventory existing as of the Closing that was sold by the Seller prior to the Closing Date. For the avoidance of doubt, Purchaser shall bear the cost of returns of all Product sold by or on behalf of Purchaser. Where a portion of a production lot of the Product is sold by Seller prior to the Closing and the remaining portion of such production lot of the Product is sold by Purchaser following the Closing, the liability for the return of any unit of Product of such production lot within the twelve month period referenced above shall be allocated to Seller and Purchaser based on actual sales by either the buyer or the seller of the identified lots associated with such returns. All returns of Product following the Closing will be processed by Purchaser, through a Purchaser-identified third party logistics provider. During the twelve month period following the Closing Seller shall bear the cost of any returns for which it is responsible for and will reimburse Purchaser for such costs associated with these returns.
(b)    Medicaid Rebates.
(i)    Seller shall bear the cost of a portion of Medicaid Rebates bearing the Seller’s NDC billed by applicable Governmental or Regulatory Authorities with respect to the calendar quarter in which the Closing occurs, such portion to equal the product of the aggregate amount of Medicaid Rebates billed by applicable Governmental or Regulatory Authorities with respect to Product dispensed in such calendar quarter multiplied by a fraction, (i) the numerator of which is the total number of days from the first day of such calendar quarter through the Closing, plus thirty (30) and (ii) the denominator of which is the total number of days from the first day of such calendar quarter through the last day of such calendar quarter; provided, however, that Purchaser shall bear the additional costs of any Medicaid Rebates payable by Seller with respect to such calendar quarter, to the extent the costs payable as provided above exceed Seller’s historical Medicaid Rebates as a result of price increases or the setting of any new “best price” for the Product established by the Purchaser with respect to such calendar quarter. The Purchaser shall bear the cost of the balance of Medicaid Rebates billed by Governmental or Regulatory Authorities with respect to such calendar quarter in which the Closing occurs, and the cost of Medicaid Rebates billed by applicable Governmental or Regulatory Authorities with respect to subsequent time periods. For the avoidance of doubt, Seller shall be entitled to any and all federal and state Medicaid refunds, credits and other adjustments relating to the sale of the Product dispensed on or prior to the Closing and Purchaser shall be entitled to any and all federal and state Medicaid refunds, credits and other adjustments relating to the sale of the Product dispensed after the Closing.
(ii)    Notwithstanding any other provision of this Agreement, following the Closing, Seller shall be responsible for the administration of the Medicaid Rebate process for any products which bear the NDC associated with a Product as of the date hereof and Purchaser shall be responsible for the administration of such process for any products which bear a Purchaser NDC Number. Seller, on the one hand, and the Purchaser, on the other hand, shall each furnish the other with any information necessary for each party’s performance of its administrative responsibilities pursuant to this Section 9.08(c) in the form reasonably requested by the other party, including, without limitation, applicable pricing information. For so long as Seller is responsible for the administration of the Medicaid Rebate process for the Product, the Purchaser shall provide Seller with the necessary information within five days of the close of each calendar quarter in the form reasonably requested by Seller. Any fines associated with incorrect or late information provided by Seller or the Purchaser to the other party under this Section 9.08(c) shall be reimbursed by Seller or the Purchaser, as the case may be, to the other party.
(c)    Payment Claims. Seller shall bear the liability for any Payment Claims arising from sales of Product by customers any time prior and up to sixty days following the Closing. The Purchaser shall bear the liability for any Payment Claims arising from sales of Product by customers any time after 60 days following the Closing. However, each party shall be responsible for administration and payment of any Payment Claims it receives subject to the reconciliation and reimbursement procedure set forth below. Seller, on the one hand, and Purchaser, on the other hand, shall each furnish the other with any information necessary for each party’s performance of its administrative responsibilities pursuant to this Section 9.08(d) in the form reasonably requested by the other party, including, without limitation, applicable pricing information. Within 90 days following the Closing, each of Seller and the Purchaser shall send the other an accounting of all payments it has made on Payment Claims which are the obligation of the other party. Each party shall, within 30 days of receiving such accounting, reimburse the other party for such payments.
Section 9.09    Adverse Experience Reports. Within three Business Days after the Closing, Seller shall provide Purchaser with copies of all adverse experiences in its or its Affiliates possession or control regarding the Product, since the date of Seller’s first commercial sale of any Product in the United States. After the Closing, Seller shall submit to Purchaser all adverse drug experience information brought to the attention of Seller or its Affiliates in respect of the Product, as well as any material events and matters concerning or affecting the safety of the Product. Additionally, after the Closing, Seller shall assist Purchaser with the provision of data relating to adverse experiences for the Product, for Purchaser’s preparation of its first Periodic Adverse Drug Experience Report after the Closing. After the Closing, Purchaser shall have all responsibility for investigating and reporting adverse experiences for the Products, and addressing any FDA or other Governmental or Regulatory Authority inquiries relating to the safety of the Product. Purchaser shall reimburse Seller for any and all out-of-pocket expenses incurred by Seller in connection with its assistance of Purchaser as provided in this Section 9.09.
Section 9.10    Response to Medical Inquiries and Products Complaints. After the Closing, the Purchaser shall assume all responsibility for responding to any medical inquiries or complaints about the Product. For a period of three months from the Closing, Seller shall provide reasonable assistance in responding to such inquiries or complaints. The Purchaser shall reimburse Seller for any and all out-of-pocket expenses incurred by Seller in connection with its assistance of the Purchaser as provided in this Section 9.10.
Section 9.11    Recall. Subject to the indemnification rights of each party as set forth in Article X hereof, in the event that the Product is quarantined or recalled, or is subject to stop-sale action, whether voluntary or by governmental action, it is agreed and understood that any expenses, including reasonable fees of any experts or attorneys that may be utilized by either party, government fines or penalties, related to such recall, quarantine or stop-sale, shall be borne by Purchaser unless it is determined that Seller has breached its obligations under this Agreement and such breach is a significant basis upon which said recall, quarantine or stop-sale was initiated, in which case such expenses shall be shared according to the relative responsibility of each party. Said determination may be made by the Governmental or Regulatory Authority involved, or by mutual agreement of the parties following examination and review of all records pertinent to the manufacture of the Product subject to such recall
Section 9.12    Post-Closing Orders and Payments.
(a)    From and for three months after the Closing Date, Seller shall promptly deliver to Purchaser any purchase orders for the Product received after the Closing, and refer all purchase inquiries it shall receive with respect to the Products in the Territory (other than with respect to Excluded Assets or Excluded Liabilities), to Purchaser or its designee.
(b)    From and after the Closing, in the event Purchaser, on the one hand, makes a payment in respect of an Excluded Liability, or Seller, on the other hand, makes a payment in respect of an Assumed Liability as set forth in Section 2.02 of this Agreement, which ultimately is determined to be the responsibility of the other Party in accordance with Section 2.02 hereof, the other Party shall reimburse the Party which made the erroneous payment within fifteen (15) days after the receipt of an invoice containing supporting detail for such payment. In the event Purchaser, on the one hand, received a payment in respect of an Acquired Asset, or Seller, on the other hand, receives a payment in respect of an asset of Seller which is not an Acquired Asset as set forth in Section 2.01 of this Agreement, which ultimately is determined to be a receivable of the other Party in accordance with Section 2.01 hereof, the Party which received the erroneous payment shall remit such amount to the other Party within fifteen (15) days after the receipt of such payment.
Section 9.13    Notification of Customers. Seller and Purchaser shall jointly notify Seller’s direct customers (including wholesalers) of the Product after the Closing Date in forms of letter to be agreed upon, that Purchaser has acquired and Seller has transferred the right to market, distribute and sell the Product in the Territory.
Section 9.14    Assistance with Purchaser Regulatory Filings; Transfer of NDAs.
(a)    For the period of time commencing on the Closing Date and ending six months after the Closing Date, Seller shall provide reasonable assistance to Purchaser in its preparation and filing with the FDA of filings required to be filed by Purchaser in connection with the Product in the Territory, including without limitation, furnishing a letter(s) from Seller to the FDA, duly executed by the Seller, transferring the rights to the Transferred FDA Permits to the Purchaser once all regulatory files have been transferred. To the extent that the next annual report with respect to any NDA is due more than six months from the Closing Date, Seller shall also provide reasonable assistance to Purchaser in the preparation of such annual report. It is understood and agreed that Purchaser, as the owner of the Product Registration for the Products, shall have the responsibility for all regulatory filings after the Closing Date. Seller’s obligations pursuant to this Section 9.14 shall be limited to assistance with respect to matters and information that are in the possession or control of Seller and not otherwise in the possession or control of Purchaser.
(b)    For the period from the Closing Date through six months thereafter, Seller shall cooperate with Purchaser in disclosing and copying any relevant records and reports which are required to be made, maintained and reported pursuant to any Governmental or Regulatory Authority or applicable Law in the Territory. The parties agree to use their reasonable efforts to take any other actions required by the FDA or other Governmental or Regulatory Authority to effect the transactions contemplated hereby. On the Closing Date, each of the parties hereto shall take any actions necessary to effect the transfer of the NDA and Permits from Seller to Purchaser, including notices to the FDA or other Governmental or Regulatory Authority regarding such transfer from Seller to Purchaser of the NDAs and Permits. Except as otherwise expressly provided for herein, all costs related thereto shall be borne by Purchaser.
Section 9.15    Marketing and Reference Materials. Subject to the terms and conditions of Section 9.07(b), if applicable, Seller grants to Purchaser a non-exclusive license to use, reproduce and make derivative works of the Marketing and Reference Materials in the Territory in connection with Purchaser’s marketing, use, and sale of the Product in the Territory.
Section 9.16    Transitional Assistance. Seller, for a period of 120 days after the Closing Date, shall, at Purchaser’s sole cost and expense, provide to Purchaser reasonable transitional assistance in connection with its sale of the Product in the Territory; provided, however, (i) notwithstanding anything set forth in Section 9.14(b), any costs in connection with the transfer of any NDA or Marketing Authorization Application to Purchaser shall be Seller’s sole cost and expense, and (ii) nothing contained herein shall require Seller to maintain any level of commercial infrastructure or expertise (other than regulatory) post-Closing to support Purchaser, including without limitation with respect to maintenance of field support, employees, promotional activities or managed care activities.
Article X

INDEMNIFICATION
Section 10.01    Indemnification by Seller. From and after the Closing, Seller shall defend, indemnify and hold harmless Purchaser, its Affiliates and their respective employees, agents, officers and directors (collectively, the “Purchaser Indemnitees”), from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, reasonable documented attorneys’ fees and documented fees of other professionals), expenses and lawsuits (“Losses”) suffered or incurred by any Purchaser Indemnitee to the extent arising from or relating to any of the following:
(a)    the breach of any representation or warranty of Seller contained in this Agreement, any Other Acquisition Document or any certificate delivered hereunder;
(b)    the breach of or failure to comply with any covenant or obligation of Seller under this Agreement or any Other Acquisition Document;
(c)    the Excluded Liabilities; and
(d)    Seller’s portion of the Transfer Taxes.
Section 10.02    Indemnification by Purchaser. From and after the Closing, Purchaser shall defend, indemnify and hold harmless Seller, its Affiliates and their respective employees, agents, officers and directors (collectively, the “Seller Indemnitees”), from and against any and all Losses suffered or incurred by any Seller Indemnitee to the extent arising from or relating to any of the following:
(a)    the breach of any representation or warranty of Purchaser contained in this Agreement any Other Acquisition Document or any certificate delivered hereunder;
(b)    the breach of or failure to comply with any covenant or obligation of Purchaser under this Agreement or any Other Acquisition Document;
(c)    any Assumed Liability; and
(d)    Purchaser’s portion of the Transfer Taxes.
Section 10.03    Indemnification Procedure.
(i)    Procedures Relating to Indemnification for Third Party Claims. In order to receive the benefits of the indemnity under Section 10.01 or Section 10.02, as applicable, in respect of, arising out of or involving a claim or demand made by any Third Party (a “Third Party Claim”) against a Purchaser Indemnitee or Seller Indemnitee (either, an “Indemnitee”), such Indemnitee must:
(i)    give the indemnifying Party (the “Indemnitor”) written notice describing the matter in reasonable detail, including the nature of any claim or potential claim, promptly after the Indemnitee receives notice thereof; provided that failure of the Indemnitee to provide such notice shall not constitute a waiver of, or result in the loss of, such Party’s right to indemnification under this Agreement, except to the extent that the Indemnitor’s rights, and/or its ability to defend against or settle such claim or potential claim, are materially prejudiced by such failure to notify;
(ii)    allow the Indemnitor to assume the control of the defense or settlement with counsel of its choice reasonable satisfactory to the Indemnitee, provided that (A) settlement of, or an adverse judgment with respect to, the Third Party Claim shall not include any admission or ongoing obligation or restriction on the part of the Indemnitee, and with respect to indemnification by the Seller, such settlement may not adversely affect the rights of the Purchaser with respect to the Acquired Assets (including the Product) or the Assumed Liabilities without the Purchaser’s prior written consent, and (B) the Third Party Claim involves only monetary damages (which amount shall be fully indemnified by the Indemnitor); and
(iii)    reasonably cooperate with the Indemnitor in its defense of the claim (including, without limitation, making documents and records available for review and copying and making persons within the Indemnitee’s control available for pertinent interview and testimony), so long as such cooperation does not vitiate any legal privilege to which such Indemnitee is entitled.
If the Indemnitor defends the Third Party Claim, the Indemnitee may at its expense and using attorneys of its choice, participate in, but shall not have any control of, the defense of such claim. The Indemnitor shall have no liability under this Article X as to any claim for which settlement or compromise of such claim, or an offer of settlement or compromise of such claim, is made by an Indemnitee without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 10.04    Procedures Related to Indemnification for Other Claims. An Indemnitee seeking indemnification under Section 10.01 or Section 10.02, as applicable, that does not involve a Third Party Claim shall, as soon as reasonably practicable after receipt deliver to the Indemnitor, written notice (a “Direct Claim Notice”) describing in reasonable detail the facts giving rise to the indemnification claim to the extent then known, provided, however, that the failure by any Indemnitee to so notify the Indemnitor shall not relieve the Indemnitor from any liability which it may have to such Indemnitee under Section 10.01 or Section 10.02, as applicable, except to the extent that the Indemnitor has been materially prejudiced by such failure. The Indemnitor shall have thirty (30) days after its receipt of a Direct Claim Notice to (i) agree to the amount set forth in the Direct Claim Notice and pay such amount to such Indemnitee in immediately available funds or (ii) provide such Indemnitee with written notice that it disputes its obligation to provide the indemnification sought in the Direct Claim Notice (a “Claim Dispute Notice”). If the Indemnitor does not notify the Indemnitee within forty-five (45) days following its receipt of such notice that Indemnitor disputes its liability to the Indemnitee with respect to such claim, such claim specified in the Direct Claim Notice shall be conclusively deemed a liability of the Indemnitor. If the Indemnitor delivers a Claim Dispute Notice, the Indemnitee and the Indemnitor shall negotiate in good faith to resolve the matter. In the event that the controversy is not resolved within 20 Business Days after the giving of the Claim Dispute Notice, the parties thereafter may pursue any and all available remedies at law (subject to the limitations and conditions provided in this Agreement).
Section 10.05    Losses Net of Insurance, Tax Benefits. The amount of any Loss for which indemnification is provided under this Article X shall be net of any amounts recovered by the Indemnitee under insurance policies or in respect of any indemnity or contribution with respect to such Loss; provided that in no event shall any indemnification payment be delayed in anticipation of the receipt of any such insurance proceeds, and provided further, that in the event a portion of indemnification payment is made with respect to which proceeds are later received, the Indemnitee shall promptly remit payment to the Indemnitor with respect to that portion of such payment which is later covered.
Section 10.06    Limitation on Indemnification.
(d)    Notwithstanding anything to the contrary herein, (i) Seller shall not have any liability under Section 10.01(a), unless the aggregate of all Losses for which Seller would be liable under Section 10.01(a) exceeds on a cumulative basis, an amount equal to $25,000 (the “Deductible Amount”), and then only to the extent of any such excess, (ii) Seller’s aggregate liability under Section 10.01(a) and (b) shall in no event exceed, on a cumulative basis, the Seller Liability Cap, provided, however, that there shall be no cap on Seller’s liability for Losses under Sections 10.01(c) and (d), (iii) the Purchaser’s aggregate liability under Sections 10.02(a) and (b) shall in no event exceed, on a cumulative basis, the Purchaser Liability Cap; provided, however that there shall be no cap on the Purchaser’s liability for Losses under Section 10.02(c) and (d).
(e)    Following the Closing, the Parties’ rights to indemnification pursuant to this Article X shall, except for equitable relief and specific performance of covenants that survive Closing, be the sole and exclusive remedy available to the parties with respect to any matter arising under or in connection with this Agreement or the transactions contemplated hereby, other than for claims of intentional misrepresentation or fraud. Each Party hereby waives, from and after the Closing Date, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it or any of its Affiliates may have against the other Party and its Affiliates arising under or based upon this Agreement, the Other Acquisition Documents, any document or certificate delivered in connection herewith, the Product, the Acquisition, the Acquired Assets, the Excluded Assets, the Excluded Liabilities and the Assumed Liabilities, or any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (except pursuant to the indemnification provisions set forth in this Article X).
(f)    NOTWITHSTANDING ANY PROVISION HEREIN, NEITHER SELLER NOR PURCHASER SHALL IN ANY EVENT BE LIABLE TO THE OTHER PARTY OR ANY INDEMNITEE ON ACCOUNT OF ANY INDEMNITY OBLIGATION SET FORTH IN SECTION 10.01 OR SECTION 10.02 FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES (EXCEPT TO THE EXTENT THE PARTY OR INDEMNITEE IS REQUIRED TO PAY SUCH TYPES OF DAMAGES TO A THIRD PARTY), INCLUDING LOSS OF FUTURE REVENUE OR INCOME, LOSS OF BUSINESS REPUTATION OR OPPORTUNITY RELATING TO THE BREACH OR ALLEGED BREACH OF THIS AGREEMENT, OR DIMINUTION OF VALUE OR ANY DAMAGES BASED ON ANY TYPE OF MULTIPLE.
Section 10.07    Termination of Indemnification.
(d)    The obligations to indemnify and hold harmless an Indemnitee pursuant to (i) Section 10.01(a) and Section 10.02(a), shall terminate when the applicable representation or warranty terminates pursuant to Section 10.07(b) below, and (ii) the other clauses of Section 10.01 and Section 10.02, shall survive and remain in full force for the applicable periods described therein or, if no such period is specified, indefinitely; provided, however, that for the avoidance of doubt, there shall be no time limit, other than applicable statute of limitations, for indemnification claims brought by Seller arising from Section 10.02(c) and by Purchaser arising from Section 10.03(c); provided further, however, that as to foregoing clause (i) such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnitee or the related Party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnitor.
(e)    The representations and warranties of Seller contained in Article V shall survive the Closing solely for purposes of Section 10.01(a) and shall terminate at the close of business on the 12-month anniversary following the Closing Date (other than with respect to those representations and warranties of Seller contained in Section 5.01, Section 5.02, and Section 5.03(b), which shall survive indefinitely, and those representations and warranties contained in Section 5.08, which shall survive the Closing Date and expire 60 days after the expiration of the applicable statute of limitations), and the representations and warranties of Purchaser contained in Article VII shall survive the Closing solely for purposes of Section 10.02(a), and shall terminate at the close of business on the 12 month anniversary following the Closing Date (other than with respect to those representations and warranties of Purchaser contained in Section 7.01, Section 7.02 and Section 7.05, which shall survive indefinitely).
Section 10.08    Tax Treatment of Indemnification Payments. For all Tax purposes, each of Purchaser, Seller and their respective Affiliates agrees to treat any indemnity payment under this Agreement as an adjustment to the Purchase Price received by Seller for the transactions contemplated by this Agreement unless a final determination (as defined in Section 1313 of the Code) provides otherwise.
Section 10.09    No Setoff. Purchaser shall not, and shall have no right to, setoff any Losses suffered by Purchaser or any Purchaser Indemnitee against any Net Sales Milestone or any payments to be made by Purchaser to Seller under this Agreement or any of the Other Acquisition Documents.
Section 10.10    No Double Recovery. Neither Party shall be entitled to recover the same or duplicative damages with respect to the same breach from the other Party under more than one of this Agreement and the Other Acquisition Documents. For the purposes of this 0, each Party shall be deemed to have made and received all payments made and received by its Affiliates.
Article XI

TERMINATION
Section 11.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned by:
(e)    mutual written consent of Seller and Purchaser;
(f)    by Seller or Purchaser if the Closing does not occur on or prior to December 24, 2015 (the “Termination Date”);
(g)    Purchaser, if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Seller within 30 days of Purchaser’s receipt of written notice of such breach, inaccuracy or failure from Purchaser; provided that there is not then a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement;
(h)    Seller, if there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement and such breach, inaccuracy or failure has not been cured by Purchaser within 30 days of Purchaser’s receipt of written notice of such breach, inaccuracy or failure from Seller; provided that there is not then a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement;
(i)    Seller, if any of the conditions set forth in Section 4.02 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(j)    Purchaser, if any of the conditions set forth in Section 4.01 shall not have been, or if it becomes reasonably apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or
(k)    either Party, if the Closing does not occur on or prior to the Termination Date, provided, however, that the Party seeking termination is not in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement.
Section 11.02    Section 11.02    Return of Confidential Information
(j)    Purchaser shall return to Seller all documents and other material received by Purchaser, its Affiliates and their respective representatives from Seller, any of its Affiliates or any of their respective Affiliates or representatives relating to the transactions contemplated hereby and by the Other Acquisition Documents, whether so obtained before or after the execution hereof, to Seller; and
(k)    All confidential information received by Purchaser, its Affiliates and their respective representatives with respect to Seller, any of its Affiliate or any of their respective Affiliates and the Acquired Assets shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.
Section 11.03    Effect of Termination. In the event of termination by Seller or Purchaser pursuant to this Article XI, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated, without further action by either Party
Article XII

MISCELLANEOUS
Section 12.01    Assignment. Except as otherwise expressly permitted by this Agreement, neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; provided, however, that, (i) Purchaser may, without such consent, assign its rights to purchase the Acquired Assets hereunder, in whole or in part, to one or more of its Affiliates, provided that no such assignment shall relieve the Purchaser of any of its obligations hereunder, and (ii) following the Closing, either Party shall have the right, without such consent, on written notice to the other Party, to assign all of its rights and obligations hereunder to a successor to all or substantially all of such Party’s business or assets, or to a successor of that portion of such Party’s business to which this Agreement relates, in each case whether by way of merger, sale of stock, sale of assets or other similar transaction (or series of related transactions); provided, further, that in the case of an assignment by Purchaser in the foregoing cases, Purchaser shall provide notice to Seller containing the name and contact information of the assignee, and any assignee shall expressly agree to assume Purchaser’s obligations pursuant to this Agreement, including, the applicable payment obligations under Section 3.01(d). Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 12.02    Non-Waiver. Any failure on the part of a Party to enforce at any time or for any period of time any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.
Section 12.03    No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and the Indemnitees, and nothing herein express or implied shall give or be construed to give to any Person, other than the Parties and such successors and permitted assigns and the Indemnitees, any legal or equitable rights hereunder.
Section 12.04    Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of the Agreement shall remain in full force and effect. Upon such determination, the Parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the Parties to the fullest extent permitted by applicable Law.
Section 12.05    Entire Agreement; Amendments. This Agreement, together with the Other Acquisition Documents and the Confidentiality Agreement (in each case, following execution and delivery thereof), contains the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all previous and contemporaneous verbal and written understandings, agreements, representations and warranties with respect to such subject matter or on which the Parties may have relied. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each Party. No waiver of any provision of this Agreement shall be valid unless the waiver is in writing and signed by the waiving Party.
Section 12.06    Notices. Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered personally by hand, when delivered; (b) if sent by electronic mail or other electronic transmission, upon delivery; (c) if sent by registered, certified or first class mail, at 5:00 p.m., New York City time, on the third Business Day after being sent; and (d) if sent by reputable overnight courier, at 5:00 p.m., New York City time, one Business Day after being sent, in each case to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same matter:
(h)    If to Purchaser:
Midatech Pharma PLC
65 Innovation Drive
Milton Park, Abingdon
Oxfordshire OX14 4RQ
United Kingdom
Attn: Nick Robbins-Cherry
Telephone: +44 1235 841 575
Email: nickrc@midatechpharma.com

with a copy (which shall not constitute notice) to:

Brown Rudnick LLP
8 Clifford Street
London W1S 2LQ
United Kingdom
Attn: Tim Matthews
Facsimile: 020 7851 6100
Telephone: 020 7851 6126
Email: tmatthews@brownrudnick.com

and

Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02110
United States of America
Attn: Sam Williams
Facsimile: 617-289-0440
Telephone: 617-856-8200
Email: swilliams@brownrudnick.com
(i)    If to Seller:
Galena Biopharma, Inc.
2000 Crow Canyon Place, Suite 380
San Ramon, CA 94583
Attention:    Chief Executive Officer
Facsimile:    855-883-7422
Email: mwschwartz@galenbiopharma.com
with a copy (which shall not constitute notice) to:
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Attention:    Christopher J. Melsha
Facsimile:    (612) 492-7077
Email: cmelsha@fredlaw.com
Section 12.07    Public Announcements; Registration and Filing of this Agreement.
(a)    Neither Party shall make any public announcement regarding this Agreement, or the subject matter contained herein, without the prior written consent of the other Party (which consent will not be unreasonably withheld, conditioned or delayed by such other Party), except to the extent required to be disclosed (i) to or by any Governmental or Regulatory Authorities; (ii) to comply with applicable Laws or the requirements of any Governmental or Regulatory Authority (including, without limitation, to comply with SEC, the United Kingdom Financial Conduct Authority or stock exchange (including the NASDAQ Stock Market LLC, the London Stock Exchange plc and the AIM Market of the London Stock Exchange plc) disclosure requirements), or (iii) to comply with judicial process or an order of any Governmental or Regulatory Authority of competent jurisdiction; provided, however, that in each case the Party required to disclose such information shall use its reasonable best efforts to give the other Party reasonable advance notice and review of any such disclosure. Notwithstanding the foregoing, the Parties shall coordinate on a mutually acceptable joint press release to be issued by each of the Parties in connection with the execution of this Agreement.
(b)    To the extent, if any, that either Party concludes in good faith that it or the other Party is required to file or register this Agreement or a notification thereof with any Governmental or Regulatory Authority including, without limitation, the U.S. Securities and Exchange Commission, in accordance with law, such Party shall inform the other Party thereof. The Parties shall cooperate, each at its own expense, in such filing, registration or notification and shall execute all documents reasonably required in connection therewith. In such filing, registration or notification, the Parties shall request confidential treatment of any sensitive provisions of this Agreement, to the extent permitted by law. The Parties shall promptly inform each other as to the activities or inquiries of any such Governmental or Regulatory Authority relating to this Agreement, and shall reasonably cooperate to respond to any request for further information therefrom on a timely basis.
Section 12.08    Governing Law; Forum. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each Party (a) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (b) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.
Section 12.09    WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY
Section 12.10    Expenses. Whether or not the transactions contemplated hereby are consummated, and except as otherwise specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses.
Section 12.11    Relationship of the Parties. In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between Seller and Purchaser or any of their respective Affiliates. Except as otherwise expressly provided herein, neither Party may act on behalf of the other Party, and neither Party may make (or has any authority to make) any representation, warranty or commitment, whether express or implied, on behalf of the other Party or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties. The relationship of the Parties under this Agreement is, and is intended to be, one of independent contractors hereunder.

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Section 12.12    Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.
SELLER:

GALENA BIOPHARMA, INC.
/s/ Mark W. Schwartz
Name: Mark W. Schwartz
Title: President & Chief Executive Officer
PURCHASER:

MIDATECH PHARMA PLC
/s/ James N. Phillips

Name:    James N. Phillips

2246

Title:    Chief Executive Officer

[Signature page to Asset Purchase Agreement]